Exhibit 2.1

agreement and plan of MERGER

between

southern national bancorp of virginia, inc.

and

eastern virginia bankshares, inc.

December 13, 2016

ii

INDEX OF DEFINED TERMS

2017 Contribution	Section 5.9(d)
401(k) Plan	Section 5.9(c)
ACA	Section 3.3(o)(ii)
Acquisition Proposal	Section 5.5(c)
Agreement	Recitals
Articles of Merger	Section 1.3
Bank Merger	Section 1.5(a)
Bank Merger Agreement	Section 1.5(a)
Bank Reports	Section 3.3(g)
Benefit Plans	Section 3.3(o)(i)
Book-Entry Shares	Section 2.3(c)
Certificates	Section 2.3(c)
Change in EVBS Recommendation	Section 5.5(e)
Change in SONA Recommendation	Section 5.5(e)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Common Stock Merger Consideration	Section 2.1(c)
Computer Systems	Section 3.3(dd)(i)
Confidentiality Agreement	Section 5.2(c)
Continuing Corporation	Section 1.1
Continuing Corporation Common Stock	Section 2.1(c)
Continuing Corporation Non-Voting Common Stock	Section 2.1(d)
Derivative Contract	Section 3.3(u)
Disclosure Letter	Section 3.1(a)
Effective Date	Section 1.3
Election Deadline	Section 2.2
Environmental Claim	Section 3.3(r)(iv)(1)
Environmental Laws	Section 3.3(r)(iv)(2)
ERISA	Section 3.3(o)(iii)
EVB	Section 1.5(a)
EVB Directors	Section 1.5(c)
EVBS	Recitals
EVBS 401(k) Plan	Section 5.9(c)
EVBS Affiliates	Section 5.8(a)
EVBS Board Recommendation	Section 5.3(b)
EVBS Cancelled Shares	Section 2.1(b)
EVBS Cash Balance Plan	Section 5.9(d)
EVBS Common Stock	Section 2.1(b)
EVBS Continuing Employees	Section 5.9(a)
EVBS Directors	Section 1.4(a)
EVBS DRSPP	Section 4.1(d)(ii)
EVBS DRSPP Suspension Date	Section 5.21(b)
EVBS ESPP	Section 4.1(d)(ii)

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EVBS ESPP Suspension Date	Section 5.21(a)
EVBS Insiders	Section 5.20
EVBS Series B Preferred Stock	Section 2.1(d)
EVBS Shareholder Approval	Section 3.3(c)(i)(1)
EVBS Shareholders Meeting	Section 5.4(b)
EVBS Stock Award	Section 2.5(c)
EVBS Stock Option	Section 2.5(a)
EVBS Stock Plan	Section 2.5(a)
Exchange Act	Section 3.3(c)(v)
Exchange Agent	Section 2.3(a)
Exchange Fund	Section 2.3(b)
Exchange Ratio	Section 2.1(c)
FDIC	Section 3.3(b)
Financial Statements	Section 3.3(f)(ii)
GAAP	Section 3.3(f)(ii)
Governmental Authority	Section 3.3(k)
IIPI	Section 3.3(cc)
Indemnified Party	Section 5.11(a)
Intellectual Property	Section 3.3(t)
Joint Proxy Statement	Section 3.3(c)(v)
Knowledge	Section 3.2(c)
Loan	Section 3.3(q)(vii)
Loan Loss Allowance	Section 3.3(q)(iii)
Material Adverse Effect	Section 3.2(b)
Material Contract	Section 3.3(j)
Materials of Environmental Concern	Section 3.3(r)(iv)(3)
Merger	Recitals
Merger Consideration	Section 2.1(d)
MPPP	Section 5.9(d)
No Election Shares	Section 2.2
Notice of Recommendation Change	Section 5.5(f)(ii)
OREO	Section 3.3(q)(iv)
Organizational Documents	Section 3.3(a)
Permitted Issuances	Section 4.1(d)(ii)
Plan of Merger	Section 1.1
Preferred Stock Merger Consideration	Section 2.1(d)
Registration Statement	Section 3.3(c)(v)
Regulatory Agencies	Section 3.3(g)
Regulatory Approvals	Section 5.6(a)
Rights	Section 3.3(d)(iv)
SCC	Section 1.3
SEC	Section 3.3(c)(iv)
SEC Reports	Section 3.3(f)(i)
Section 16 Information	Section 5.20
Securities Act	Section 3.3(c)(v)
Series B Voting Agreement and Election	Section 5.8(c)

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SONA	Recitals
Sonabank	Section 1.5(a)
Sonabank Directors	Section 1.5(c)
SONA 401(k) Plan	Section 5.9(c)
SONA Affiliates	Section 5.8(a)
SONA Articles of Incorporation Amendment	Section 1.4(c)
SONA Board Recommendation	Section 5.4(a)
SONA CIC Agreement	Section 5.12(e)
SONA Common Stock	Section 2.1(a)
SONA Directors	Section 1.4(a)
SONA Employment Arrangements	Section 5.12(c)
SONA Shareholder Approvals	Section 3.3(c)(i)(2)
SONA Shareholders Meeting	Section 5.4(a)
SONA Stock Plan	Section 3.3(d)(iii)
Subsidiary	Section 3.3(b)
Superior Proposal	Section 5.5(d)
Takeover Laws	Section 3.3(x)
Tax or Taxes	Section 3.3(l)(i)
Tax Returns	Section 3.3(l)(i)
Technology Systems	Section 3.3(t)
Termination Fee	Section 7.4(a)
VSCA	Section 1.1

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AGREEMENT AND PLAN OF merger

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of December 13, 2016, between SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC., a Virginia corporation (“SONA”), and EASTERN VIRGINIA BANKSHARES, INC., a Virginia corporation (“EVBS”).

WHEREAS, the Boards of Directors of SONA and EVBS have unanimously approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the business combination transaction provided for herein in which EVBS will merge with and into SONA (the “Merger”);

WHEREAS, the Boards of Directors of EVBS and SONA have each determined that the Merger is consistent with and will further their respective business strategies and goals; and

WHEREAS, it is the intention of the parties that, for federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

Article 1
The merger and related matters

Section 1.1   The Merger.

Subject to the terms and conditions of this Agreement and in accordance with the Virginia Stock Corporation Act (the “VSCA”), at the Effective Date (as defined in Section 1.3), EVBS will be merged with and into SONA pursuant to the Plan of Merger, substantially in the form attached hereto as Exhibit 1.1 and made a part hereof (the “Plan of Merger”). The separate corporate existence of EVBS thereupon shall cease, and SONA will be the surviving corporation in the Merger (SONA is referred to herein as the “Continuing Corporation” whenever reference is made to it as of the Effective Date or thereafter). The Merger will have the effect set forth in Section 13.1-721 of the VSCA.

Section 1.2   Closing.

Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. at the offices of Alston & Bird LLP, 1201 West Peachtree Street, Atlanta, Georgia on a date mutually agreed to by the parties, which shall be no later than the third (3rd) business day following the satisfaction or waiver in accordance with this Agreement of all of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time and date as may be mutually agreed in writing by the parties (the “Closing Date”). All documents required by this Agreement to be delivered at or prior to the Closing Date will be exchanged by the parties at the Closing.

Section 1.3   Effective Date.

Subject to the terms and conditions of this Agreement, as soon as practicable on the Closing Date, SONA and EVBS will execute and file articles of merger meeting the requirements of Section 13.1-720 of the VSCA, including containing the Plan of Merger (the “Articles of Merger”), with the Virginia State Corporation Commission (the “SCC”). The Merger shall become effective at the date and time specified in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Date”).

Section 1.4   Corporate Governance and Related Matters.

(a)          On or prior to the Effective Date, the Board of Directors of SONA shall cause the number of directors that will comprise the full Board of Directors of the Continuing Corporation at the Effective Date to be fixed at eleven (11), consisting of (i) six (6) current SONA directors designated by SONA, including (A) the current Chief Executive Officer and Chairman of the Board of Directors of SONA and (B) the current President and Vice Chairman of the Board of SONA (the “SONA Directors”), and (ii) the five (5) EVBS directors (the “EVBS Directors”) and one (1) observer to the Board of Directors designated by EVBS and set forth on Section 1.4(a) of the Disclosure Letter of EVBS, which shall include Joe A. Shearin current President and Chief Executive Officer of EVBS. No other directors of SONA or EVBS shall be designated to serve on the Board of Directors of the Continuing Corporation at the Effective Date. The SONA Directors and EVBS Directors will be split among the three classes of directors to serve staggered terms as set forth on Section 1.4(a) of the Disclosure Letter of SONA. Provided that each EVBS Director continues to meet the standards for directors of the Continuing Corporation, the Continuing Corporation shall nominate each EVBS Director for reelection to the Board of Directors of the Continuing Corporation at the first annual meeting of the shareholders of the Continuing Corporation following the Effective Date, and the Continuing Corporation’s proxy materials with respect to such annual meeting shall include the recommendation of the Board of Directors of the Continuing Corporation that its shareholders vote to reelect each EVBS Director to the same extent as recommendations are made with respect to other directors on the Board of Directors of the Continuing Corporation.

(b)          Subject to and in accordance with the Articles of Incorporation and Bylaws of the Continuing Corporation, effective as of the Effective Date, (i) Ms. Georgia S. Derrico will serve as Executive Chairman of the Board of Directors of the Continuing Corporation (in an employee role), (ii) Mr. R. Roderick Porter will serve as Executive Vice Chairman of the Board of Directors of the Continuing Corporation (in an employee role), (iii) Mr. Joe A. Shearin will serve as President and Chief Executive Officer of the Continuing Corporation, and (iv) the persons set forth on Section 1.4(b) of the Disclosure Letter of SONA and in such positions specified therein, shall serve as the other officers of the Continuing Corporation from and after the Effective Date.

(c)          Immediately prior to the Effective Date, the Articles of Incorporation of SONA shall be amended and restated substantially in the form set forth in Exhibit 1.4(c) to authorize the issuance of 4,000,000 shares of non-voting common stock, par value $0.01 per share, by SONA (“SONA Articles of Incorporation Amendment”).

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Section 1.5  Banking Operations.

(a)          After the Effective Date, EVB, Tappahannock, Virginia (“EVB”), the wholly owned subsidiary of EVBS, shall merge with and into Sonabank, McLean, Virginia (“Sonabank”), the wholly owned subsidiary of SONA (the “Bank Merger”), pursuant to the terms and conditions of an Agreement and Plan of Merger substantially in the form attached as Exhibit 1.5(a) (the “Bank Merger Agreement”) and the separate existence of EVB shall cease and Sonabank shall survive and continue to exist as a state chartered bank organized under the laws of the Commonwealth of Virginia and with its headquarters and principal executive offices in Richmond, Virginia. SONA may at any time change the method or timing of effecting the combination of EVB and Sonabank (including, without limitation, the provisions of this Section 1.5(a)) if and to the extent SONA deems such changes necessary, appropriate or desirable for any reason in its discretion; provided, however, that no such change shall (i) alter or change the amount or kind of Merger Consideration (as defined herein), (ii) adversely affect the ability of the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement; and provided, further, that SONA shall provide EVBS with five days’ prior written notice of such change and the reasons therefor.

(b)          The Board of Directors of SONA (as the sole shareholder of Sonabank) shall cause the number of directors that will comprise the full Board of Directors of Sonabank after the effective date of the Bank Merger to be fixed at eleven (11), consisting of (i) six (6) current Sonabank directors designated by SONA, including (A) the current Chief Executive Officer and Chairman of the Board of Directors of Sonabank and (B) the current President and Vice Chairman of the Board of Directors of Sonabank (the “Sonabank Directors”), and (ii) the five (5) EVB directors (the “EVB Directors”) and one (1) observer to the Board of Directors of Sonabank designated by EVB and set forth on Section 1.5(b) of the Disclosure Letter of EVBS. No other directors of Sonabank or EVB shall be designated to serve on the Board of Directors of Sonabank after the effective date of the Bank Merger. The Sonabank Directors and EVB Directors will be split among the three classes of directors to serve staggered terms as set forth on Section 1.5(b) of the Disclosure Letter of SONA. Provided that each EVB Director continues to meet the standards for directors of Sonabank, SONA (as the sole shareholder of Sonabank) shall nominate each EVB Director for reelection to the Board of Directors of Sonabank upon expiration of his or her term.

(c)          Subject to and in accordance with the articles of incorporation and bylaws of Sonabank, effective as of the effective date of the Bank Merger, (i) Ms. Georgia S. Derrico will continue to serve as Executive Chairman of the Board of Directors of Sonabank, (ii) Mr. R. Roderick Porter will continue to serve as Executive Vice Chairman of the Board of Directors of Sonabank, (iii) Mr. Joe A. Shearin will serve as President and Chief Executive Officer of Sonabank and (iv) the persons set forth on Section 1.5(c) of the Disclosure Letter of SONA and in such positions specified therein, shall serve as the other officers of Sonabank from and after the effective date of the Bank Merger.

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(d)          Section 1.5(d) of the Disclosure Letter of SONA contains a list of the branch offices of EVB that shall be operated by the Continuing Corporation upon the Effective Date, subject to the opening or closing of any branch offices that may be authorized by federal and state banking regulators. After the Effective Date, the Continuing Corporation shall initially operate the branch offices listed in Section 1.5(d) of the Disclosure Letter of SONA under the name and logo of EVB that are used on the date of this Agreement (with any change to the use of such name or logo after the Effective Date to require a majority vote of the Board of Directors of the Continuing Corporation), subject to any changes required to comply with applicable federal or state banking regulations or requested by any Governmental Authority (as defined herein).

Section 1.6  Articles of Incorporation and Bylaws of the Continuing Corporation.

The Articles of Incorporation, as amended by the SONA Articles of Incorporation Amendment, and Bylaws of SONA, as in effect immediately prior to the Effective Date, will be the Articles of Incorporation and Bylaws of the Continuing Corporation until thereafter amended in accordance with the provisions thereof and applicable law.

Section 1.7  Headquarters of Continuing Corporation; Name.

From and after the Effective Date, (i) the location of the headquarters and principal executive offices of the Continuing Corporation shall be McLean, Virginia, and the Continuing Corporation shall maintain executive offices in Richmond, Virginia, and (ii) the name of the Continuing Corporation shall be “Southern National Bancorp of Virginia, Inc.”

Section 1.8  Tax Consequences.

It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

Section 1.9  Appraisal Rights.

In accordance with Section 13.1-730 of the VSCA, no appraisal rights shall be available to the holders of EVBS Common Stock in connection with the Merger or the other transactions contemplated by this Agreement.

Article 2

Merger consideration; exchange procedures

Section 2.1  Conversion of Shares.

At the Effective Date, by virtue of the Merger and without any action on the part of SONA, EVBS or the holder of any of the following securities:

(a)          Each share of common stock, par value $0.01 per share, of SONA (“SONA Common Stock”) issued and outstanding immediately prior to the Effective Date shall remain an issued and outstanding share of common stock of the Continuing Corporation and shall not be affected by the Merger.

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(b)          All shares of common stock, par value $2.00 per share, of EVBS (“EVBS Common Stock”) issued and outstanding immediately prior to the Effective Date that are owned, directly or indirectly, by SONA or EVBS (other than shares of EVBS Common Stock held in trust accounts (including grantor or rabbi trust accounts), managed accounts and similar accounts, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties) (any such shares, the “EVBS Cancelled Shares”) shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)          Subject to Section 2.3, each share of EVBS Common Stock, except for EVBS Cancelled Shares, issued and outstanding immediately prior to the Effective Date will cease to be outstanding and will be converted automatically into and exchanged for the right to receive 0.6313 shares (the “Exchange Ratio”) of validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Continuing Corporation (“Continuing Corporation Common Stock”) (together, with any cash in lieu of fractional shares of Continuing Corporation Common Stock to be paid pursuant to Section 2.6, the “Common Stock Merger Consideration”); it being understood that upon the Effective Date, pursuant to Section 2.1(a), SONA Common Stock, including the shares issued to former holders of EVBS Common Stock, shall be the Continuing Corporation Common Stock.

(d)          Subject to Section 2.3, each share of EVBS Non-Voting Mandatorily Convertible Non-Cumulative Preferred Stock, Series B, par value $2.00 per share (“EVBS Series B Preferred Stock”), issued and outstanding immediately prior to the Effective Date will cease to be outstanding and will be converted automatically into and exchanged for the right to receive, at the election of the holder of such share of EVBS Series B Preferred Stock, either:

(i)          0.6313 shares (equal to the Exchange Ratio) of validly issued, fully paid and nonassessable shares of Continuing Corporation Common Stock; or

(ii)         0.6313 shares (equal to the Exchange Ratio) of validly issued, fully paid and nonassessable shares of non-voting common stock of the Continuing Corporation, par value $0.01 per share (“Continuing Corporation Non-Voting Common Stock”).

The shares of Continuing Corporation Common Stock and Continuing Corporation Non-Voting Common Stock payable pursuant to this Section 2.1(d) shall be referred to as the “Preferred Stock Merger Consideration”, and together with the Common Stock Merger Consideration, the “Merger Consideration”).

(e)          If, between the date hereof and the Effective Date, the outstanding shares of SONA Common Stock or EVBS Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, stock dividend, stock split, reverse stock split or similar change in capitalization, appropriate and proportionate adjustments shall be made to the Exchange Ratio.

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Section 2.2  Election Procedures for EVBS Series B Preferred Stock.

Prior to the date hereof, each holder of EVBS Series B Preferred Stock has provided to SONA the Series B Voting Agreement and Election, which sets forth such holders election to receive either the Continuing Corporation Common Stock or the Continuing Corporation Non-Voting Common Stock, or a combination thereof, as provided in Section 2.1(d). Prior to the Effective Date, SONA shall provide the completed Series B Voting Agreement and Elections to the Exchange Agent. A holder of EVBS Series B Preferred Stock may revoke or change its election in accordance with the terms set forth in the Series B Voting Agreement and Election no later than five (5) days prior to the anticipated Effective Date or on such other date as SONA and EVBS shall mutually agree (the “Election Deadline”). In the event an election is revoked prior to the Election Deadline, the shares of EVBS Series B Preferred Stock represented by such Election Form shall become “No Election Shares,” and the holders of such No Election Shares shall be deemed to have made an election to receive the Continuing Corporation Common Stock, except to the extent a subsequent election is properly made with respect to any or all of such shares of EVBS Series B Preferred Stock prior to the Election Deadline. Subject to the terms of this Agreement and of the Series B Voting Agreement and Election, SONA shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Series B Voting Agreement and Election, and any good faith decisions of SONA regarding such matters shall be binding and conclusive. None of SONA, EVBS or the Exchange Agent shall be under any obligation to notify any person of any defect in a Series B Voting Agreement and Election.

Section 2.3  Exchange Procedures.

(a)          Prior to the Effective Date, SONA shall appoint an exchange and paying agent reasonably acceptable to EVBS (the “Exchange Agent”) for the payment and exchange of the Merger Consideration.

(b)          At or promptly after the Effective Date, SONA shall for the benefit of holders of shares of EVBS Common Stock and EVBS Series B Preferred Stock and for exchange in accordance with this Article 2, (i) deposit, or cause to be deposited, with the Exchange Agent an amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article 2 in lieu of fractional shares of Continuing Corporation Common Stock and Continuing Corporation Non-Voting Common Stock (the “Exchange Fund”), (ii) duly authorize and direct issuance by the Exchange Agent of non-certificated shares represented by book-entry registry of Continuing Corporation Common Stock payable pursuant to this Article 2, and (iii) duly authorize and direct issuance by the Exchange Agent of certificated shares of Continuing Corporation Non-Voting Common Stock payable pursuant to this Article 2.

(c)          SONA shall take all steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Date, to mail or deliver to each holder of record of (i) an outstanding Certificate or outstanding Certificates that immediately prior to the Effective Date represented outstanding shares of EVBS Common Stock or EVBS Series B Preferred Stock (the “Certificates”) or (ii) uncertificated shares of EVBS Common Stock represented by book-entry (“Book-Entry Shares”), which in each case, were converted into the right to receive the Merger Consideration with respect thereto pursuant to this Article 2, a letter of transmittal in customary form for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates and Book-Entry Shares for the Merger Consideration into which the shares of such EVBS Common Stock and EVBS Series B Preferred Stock have been converted pursuant to this Agreement. Such letter of transmittal shall permit each holder of Certificates or Book-Entry Shares to elect to receive, in lieu of shares of Continuing Corporation Common Stock or Continuing Corporation Non-Voting Common Stock, as applicable, represented by book-entry registry, a physical stock certificate representing shares of Continuing Corporation Common Stock or Continuing Corporation Non-Voting Common Stock, as applicable, payable pursuant to this Article 2.

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(d)          Upon the Effective Date, each holder of an outstanding share of EVBS Common Stock and EVBS Series B Preferred Stock who has properly surrendered such Certificates or Book-Entry Shares to the Exchange Agent (or affidavits of loss in lieu of such Certificates), together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, (i) (x) the holder of such Certificate or Book-Entry Share representing EVBS Common Stock will be entitled to evidence of issuance in book-entry form the number of whole shares of Continuing Corporation Common Stock (except if such holder has made an election to receive a physical stock certificate pursuant to Section 2.3(c)) and (y) the holder of such Certificate representing EVBS Series B Preferred Stock will be entitled to receive a physical stock certificate for the number of whole shares of Continuing Corporation Common Stock and/or Continuing Corporation Non-Voting Common Stock elected by such holder pursuant to Section 2.2 and (ii) the amount of cash, if any, into which the aggregate number of shares of EVBS Common Stock or EVBS Series B Preferred Stock, as applicable, previously represented by such Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall not be obligated to deliver the consideration to which any former holder of EVBS Common Stock or EVBS Series B Preferred Stock is entitled as a result of the Merger until such holder surrenders his, her or its Certificates or Book-Entry Shares for exchange as provided in this Section 2.3. Any other provision of this Agreement notwithstanding, neither the Continuing Corporation nor the Exchange Agent shall be liable to a holder of EVBS Common Stock or EVBS Series B Preferred Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.

(e)          A holder of EVBS Common Stock or EVBS Series B Preferred Stock whose Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to receive its portion of the Merger Consideration and dividends or distributions to which such shareholder shall be entitled, if any, upon compliance with reasonable conditions imposed by the Continuing Corporation and the Exchange Agent pursuant to applicable law and as required in accordance with the Continuing Corporation’s and the Exchange Agent’s standard policy (including the requirement that the shareholder furnish an affidavit of lost certificate, surety bond or other customary indemnity).

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(f)          The Exchange Agent shall invest any cash included in the Exchange Fund as directed by SONA; provided, that no such investment or losses thereon shall affect the Merger Consideration or any cash in lieu of fractional shares payable to holders of EVBS Common Stock or EVBS Series B Preferred Stock entitled to receive such consideration, and SONA shall promptly provide additional funds to the Exchange Agent for the benefit of holders of EVBS Common Stock or EVBS Series B Preferred Stock in the amount of any such losses to the extent necessary for payment of the Merger Consideration. Any interest or other income resulting from such investments shall be paid to SONA or as directed by SONA. Any portion of the Exchange Fund (and any interest or other income earned thereon) that remains unclaimed by the holders of EVBS Common Stock and EVBS Series B Preferred Stock for twelve (12) months after the Effective Date shall, to the extent permitted by law, be paid to the Continuing Corporation. Any former holders of EVBS Common Stock or EVBS Series B Preferred Stock who has not theretofore complied with this Article 2 shall thereafter look only to the Continuing Corporation for payment of the Merger Consideration and any unpaid dividends and distributions on Continuing Corporation Common Stock or Continuing Corporation Non-Voting Common Stock deliverable in respect of each former share of EVBS Common Stock or EVBS Series B Preferred Stock such shareholder holds as determined pursuant to this agreement, in each case, without any interest thereon.

Section 2.4  Rights of Former Holders of EVBS Common Stock and EVBS Series B Preferred Stock.

At the Effective Date, the stock transfer books of EVBS shall be closed as to holders of EVBS Common Stock and EVBS Series B Preferred Stock, and no transfer of EVBS Common Stock or EVBS Series B Preferred Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.3, each Book-Entry Share or Certificate shall from and after the Effective Date represent for all purposes only the right to receive the applicable portion of the Merger Consideration in exchange therefor. To the extent permitted by law, former holders of record of EVBS Common Stock and EVBS Series B Preferred Stock shall be entitled to vote after the Effective Date at any meeting of Continuing Corporation shareholders the number of whole shares of Continuing Corporation Common Stock into which their respective shares of EVBS Common Stock and EVBS Series B Preferred Stock are converted, regardless of whether such holders have surrendered their Book-Entry Shares or Certificates for exchange as provided in Section 2.3, but beginning thirty (30) days after the Effective Date, no such holder shall be entitled to vote on any matter until such holder surrenders such Certificate or Book-Entry Share for exchange as provided in Article 2. Whenever a dividend or other distribution is declared by the Continuing Corporation on Continuing Corporation Common Stock or Continuing Corporation Non-Voting Common Stock, the record date for which is at or after the Effective Date, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of EVBS Common Stock or EVBS Series B Preferred Stock, if any, as of any time subsequent to the Effective Date shall be delivered to the holder of any Book-Entry Share or Certificate issued and outstanding at the Effective Date until such holder surrenders such Book-Entry Share or Certificate for exchange as provided in Section 2.3. However, upon surrender of such Book-Entry Share or Certificate representing EVBS Common Stock or EVBS Series B Preferred Stock, the Merger Consideration, together with all such undelivered dividends or other distributions without interest, shall be delivered and paid with respect to each Book-Entry Share or other share represented by such Certificate.

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Section 2.5  EVBS Stock Options and Other Equity-Based Awards.

(a)          At the Effective Date, each option to purchase shares of EVBS Common Stock (an “EVBS Stock Option”) granted under an equity or equity-based compensation plan of EVBS (an “EVBS Stock Plan”) that is outstanding immediately prior to the Effective Date shall vest and be converted into and become an option to purchase shares of Continuing Corporation Common Stock (each, an “Assumed Option”), and the Continuing Corporation shall assume each Assumed Option, in accordance with the terms of the EVBS Stock Plan and award agreement by which it is evidenced, except that (i) each Assumed Option assumed by the Continuing Corporation may be exercised solely for shares of Continuing Corporation Common Stock, (ii) the number of shares of Continuing Corporation Common Stock subject to such Assumed Option shall be equal to the number of shares of EVBS Common Stock subject to such Assumed Option immediately prior to the Effective Date multiplied by the Exchange Ratio and rounding down to the nearest share and (iii) the per share exercise price of such Assumed Option shall be adjusted by dividing the per share exercise price of such Assumed Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the foregoing, the method of adjusting each Assumed Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Code) shall comply with the requirements of Section 424 of the Code and the regulations promulgated thereunder and the method of adjusting all other Assumed Options shall comply with Section 409A of the Code and the regulations promulgated thereunder, so as not to constitute a modification of such Assumed Option that would cause such Assumed Option to violate Code Section 409A. At the Effective Date, the Continuing Corporation shall assume the EVBS Stock Plans; provided that such assumption shall only be with respect to the Assumed Options, and the Continuing Corporation shall have no obligation to make any additional grants or awards under the EVBS Stock Plans.

(b)          The Continuing Corporation shall deliver to the holders of Assumed Options, as soon as practicable after the Effective Date, any required notices setting forth such holders’ rights pursuant to the Assumed Option and stating that such Assumed Option has been issued by the Continuing Corporation and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.5).

(c)          At the Effective Date, each share of EVBS Common Stock subject to time-based or performance-based vesting restrictions granted under a EVBS Stock Plan (a “EVBS Stock Award”) that is outstanding immediately prior to the Effective Date shall become fully vested and nonforfeitable and shall be converted automatically into and shall thereafter represent the right to receive, without interest, the Merger Consideration, less the amount of any required withholding Tax, and the shares of EVBS Common Stock subject to such EVBS Stock Award will be treated in the same manner as all other shares of EVBS Common Stock for such purposes.

(d)          At or prior to the Effective Date, EVBS, the Board of Directors of EVBS or a committee thereof, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 2.5, including, but not limited to, delivering a notice of a change of control event under the terms of the EVBS Stock Plans at least thirty (30) days prior to the Effective Date.

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Section 2.6  No Fractional Shares.

Each holder of shares of EVBS Common Stock or EVBS Series B Preferred Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of Continuing Corporation Common Stock or Continuing Corporation Non-Voting Common Stock, as applicable, shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Continuing Corporation Common Stock or Continuing Corporation Non-Voting Common Stock, as applicable, multiplied by the closing sale price of SONA Common Stock on the NASDAQ Global Market for the trading day immediately preceding (but not including) the Effective Date.

Section 2.7  Withholding Rights.

The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax (as defined herein) law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority by the Exchange Agent, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent.

Article 3

representations and warranties

Section 3.1  Disclosure Letters.

(a)          Prior to the execution and delivery of this Agreement, each party has delivered to the other party a letter (its “Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Section 3.3 or to one or more of its covenants or agreements contained in Articles 4 or 5; provided, that (i) no such item is required to be set forth in a party’s Disclosure Letter as an exception to any representation or warranty of such party if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (ii) the mere inclusion of an item in a party’s Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by that party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined herein) with respect to such party.

(b)          Any disclosures made with respect to a subsection of Section 3.3 shall be deemed to qualify (i) any subsections of Section 3.3 specifically referenced or cross-referenced and (ii) other subsections of Section 3.3 to the extent it is reasonably apparent (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure (A) applies to such other subsections and (B) contains sufficient detail to enable a reasonable person to recognize the relevance of such disclosure to such other subsections.

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Section 3.2  Standard.

(a)          No representation or warranty of SONA or EVBS contained in Section 3.3 (other than the representations and warranties contained in (i) Section 3.3(d), Section 3.3(e) and Section 3.3(h)(ii), which shall be true and correct in all respects (other than, in the case of Section 3.3(d) and Section 3.3(e) only, such failures to be true and correct as are insignificant) and (ii) Section 3.3(c)(i) and Section 3.3(w), which shall be true and correct in all material respects) will be deemed untrue or incorrect, including for purposes of Section 6.2(a) and Section 6.3(a), and no party will be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 3.3 has had or is reasonably likely to have a Material Adverse Effect on such party (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b)          The term “Material Adverse Effect,” as used with respect to a party, means any event, change, effect or occurrence which, individually or together with any other event, change, effect or occurrence (i) is materially adverse to the business, properties, assets, liabilities, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis; provided that in the case of clause (i) only, a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in laws or regulations generally affecting the banking and bank holding company businesses and the interpretation of such laws and regulations by any Governmental Authority, (B) changes after the date of this Agreement in generally accepted accounting principles or regulatory accounting requirements generally affecting the banking and bank holding company businesses, (C) changes after the date of this Agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions generally affecting the banking and bank holding company businesses generally and not specifically relating to such party or its Subsidiaries, (D) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior informed consent of the other party in contemplation of the transactions contemplated hereby, (E) the public disclosure of this Agreement and the transactions contemplated hereby, if such impact is demonstrably shown to have been proximately caused by such disclosure or (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including the underlying causes thereof; except, with respect to clauses (A), (B) or (C) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, financial condition or results of operations such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.

(c)          The term “Knowledge” with respect to SONA, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 3.2 of the Disclosure Letter of SONA and, with respect to EVBS, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 3.2 of the Disclosure Letter of EVBS.

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Section 3.3  Representations and Warranties.

Subject to and giving effect to Section 3.1 and Section 3.2 and except as set forth in the relevant Disclosure Letters or in any of such party’s SEC Reports (as defined below) filed on or after January 1, 2016 and prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), SONA represents and warrants to EVBS, to the extent applicable, and EVBS represents and warrants to SONA, to the extent applicable, as follows:

(a)          Organization, Standing and Power. It is a Virginia corporation duly organized, validly existing and in good standing under the laws of Virginia. It has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business. It is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. It is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Neither it nor any of its Subsidiaries is in violation of any provision of the Organizational Documents or such articles or certificate of incorporation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable. True and complete copies of its Articles of Incorporation, Bylaws or other similar governing instruments (the “Organizational Documents”), in each case as amended to the date hereof and as in full force and effect as of the date hereof have been made available to the other party.

(b)          Subsidiaries. Each of its Subsidiaries (i) is a duly organized bank, corporation or statutory trust, validly existing and in good standing under applicable laws of the jurisdiction in which it is incorporated or organized, (ii) has full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect. The outstanding shares of capital stock or equity interests of each of its Subsidiaries are validly issued and outstanding, fully paid and nonassessable and all such shares or equity interests are directly or indirectly owned by it free and clear of all liens, claims and encumbrances or preemptive rights of any person. No rights are authorized, issued or outstanding with respect to the capital stock or equity interests of any of its Subsidiaries and there are no agreements, understandings or commitments relating to the right to vote or to dispose of the capital stock or equity interests of any of its Subsidiaries. There are no restrictions on the ability of any of its Subsidiaries to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposits of each of its Subsidiaries that is a commercial bank are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (the “FDIC”) to the maximum extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. A true and complete list of its direct and indirect Subsidiaries as of the date hereof is set forth in Section 3.3(b) of its Disclosure Letter that shows each Subsidiary’s jurisdiction of incorporation, each jurisdiction in which each Subsidiary is qualified and/or licensed to do business, its form of organization (corporate, partnership, joint venture), and lists the owner(s) and percentage ownership (direct or indirect) of each Subsidiary.

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The term “Subsidiary” when used with respect to any party means any corporation or other business organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.

(c)          Authority; No Breach of the Agreement.

(i)          It has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement, and, subject to obtaining the SONA Shareholder Approvals (as defined below) and the EVBS Shareholder Approval (as defined below) to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, by it have been duly and validly authorized by all necessary corporate action (including valid authorization and unanimous adoption of this Agreement by its board of directors) and subject only to the receipt of (A) in the case of EVBS, approval of this Agreement and the Plan of Merger, by the holders of a majority of the outstanding shares of EVBS Common Stock present and entitled to vote (the “EVBS Shareholder Approval”) and (B) in the case of SONA, approval of (1) the SONA Articles of Incorporation Amendment by the holders of a majority of the outstanding shares of SONA Common Stock present and entitled to vote and (2) this Agreement and the Plan of Merger by the holders of more than two-thirds of the outstanding shares of SONA Common Stock present and entitled to vote (collectively, the “SONA Shareholder Approvals”).

(ii)         This Agreement has been duly executed and delivered by it and assuming due authorization, execution and delivery of this Agreement by the other party, this Agreement is a valid and legally binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity. SONA represents and warrants that the Continuing Corporation Common Stock to be issued in the Merger, when issued, will be validly issued, fully paid and nonassessable.

(iii)        Neither the execution and delivery of this Agreement by it, nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof will: (A) conflict with, violate or result in a breach or default of any provision of its Organizational Documents; (B) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of it or any of its Subsidiaries pursuant to any (1) note, bond, mortgage, indenture, or (2) any material license, agreement or other instrument or obligation, to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their properties or assets may be bound; or (C) subject to the receipt of all required regulatory and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its Subsidiaries.

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(iv)        Except for (A) the filing of applications, filings and notices, as applicable, with The NASDAQ Stock Market and the approval of the listing of the Continuing Corporation Common Stock issued pursuant to the Merger on the NASDAQ Global Market, (B) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System under the BHC Act, and approval of such applications, filings and notices, (C) the filing of applications, filings and notices, as applicable, with the Bureau of Financial Institutions of the Virginia State Corporation Commission in connection with the Merger and the Bank Merger, and approval of such applications, filings and notices, (D) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.3(c)(v) of the Disclosure Letter of SONA and approval of such applications, filings and notices, (E) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the SONA Shareholders Meeting and the EVBS Shareholders Meeting (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4, in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by SONA in connection with the transactions contemplated by this Agreement (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and declaration of effectiveness of the Registration Statement under the Securities Act and such other filings and reports as required pursuant to the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (F) the filing of the Articles of Merger with the SCC pursuant to the VSCA, and (G) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of the Continuing Corporation Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation of the transactions contemplated hereby, including the Merger. As of the date hereof, it is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the transactions contemplated hereby, including the Merger.

(d)          SONA Capital Stock. SONA represents and warrants that:

(i)          The authorized capital stock of SONA consists of: (1) 5,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding; (2) 45,000,000 shares of SONA Common Stock, of which 12,263,643 shares are issued and outstanding as of December 12, 2016;

(ii)         All outstanding shares of capital stock of SONA have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person;

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(iii)        As of December 12, 2016, (i) 776,100 shares of SONA Common Stock are subject to options to purchase SONA Common Stock, and no shares are subject to unvested restricted stock awards, in each case granted under an equity or equity-based compensation plan of SONA (an “SONA Stock Plan”), and (ii) 27,650 shares of SONA Common Stock were available for future grant under the SONA Stock Plans; and

(iv)        Except as set forth in Section 3.3(d)(iv) of the SONA Disclosure Letter, as of the date of this Agreement, no shares of capital stock of SONA are reserved for issuance, or any outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which SONA is or may become obligated to make a cash payment or to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock (collectively, “Rights”), except as contemplated by each SONA Stock Plan.

(e)          EVBS Capital Stock. EVBS represents and warrants that:

(i)          The authorized capital stock of EVBS consists of: (1) 10,000,000 shares of preferred stock, par value $2.00 per share, of which 5,240,192 shares of EVBS Series B Preferred Stock are issued and outstanding; and (2) 50,000,000 shares of common stock, par value $2.00 per share, of which 13,116,599.504 shares are issued and outstanding as of December 12, 2016;

(ii)         All outstanding shares of capital stock of EVBS have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person;

(iii)        As of December 12, 2016, (A) 38,000 shares of EVBS Common Stock are subject to EVBS Stock Options and 168,000 shares are subject to unvested EVBS Stock Awards, in each case granted under a EVBS Stock Plan, (B) 5,240,192 shares of EVBS Common Stock may be issued pursuant to the conversion of shares of EVBS Series B Preferred Stock, and (C) 484,232 shares of EVBS Common Stock were available for future grant under the EVBS Stock Plans; and

(iv)        As of the date of this Agreement, there are not any shares of capital stock of EVBS reserved for issuance, or any outstanding or authorized Rights, except as contemplated by the EVBS Stock Plans and as set forth in Section 3.3(e) of its Disclosure Letter.

(f)          SEC Filings; Financial Statements.

(i)          It has filed or furnished all reports, registration statements, proxy statements, offering circulars, schedules and other documents required to be filed or furnished by it, together with any amendments required to be made with respect thereto (collectively, the “SEC Reports”), with the SEC since December 31, 2012 under the Securities Act the Exchange Act and the Sarbanes-Oxley Act of 2002, and, to the extent such SEC Reports are not available on the SEC’s Electronic Data Gathering Analysis and Retrieval system, made available to the other party copies of such SEC Reports. Its SEC Reports, including the financial statements, exhibits and schedules contained therein, (A) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (B) at the time they were filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements made in such SEC Reports, in light of the circumstances under which they were made, not misleading.

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(ii)         Each of its financial statements contained in or incorporated by reference into any SEC Reports, including the related notes, where applicable (the “Financial Statements”) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act with respect thereto, fairly presented in all material respects the consolidated financial position of it and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, in each case in accordance with generally accepted accounting principles in the United States of America (“GAAP”) consistently applied during the periods indicated, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited financial statements.

(iii)        It and each of its Subsidiaries has devised and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary (1) to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as such party or other criteria applicable to such financial statements, and (2) to maintain proper accountability for items therein; (C) access to its and its Subsidiaries’ properties and assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

(iv)        Its “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information required to be disclosed by it in its SEC Reports is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that all such information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of its chief executive officer and chief financial officer required under the Exchange Act with respect to such reports. It has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its Board of Directors and on Section 3.3(f)(iv) of its Disclosure Letter (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect its ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting. These disclosures were made in writing by management to its auditors and the audit committee of its Board of Directors and a copy has previously been made available to the other party. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as of the date hereof.

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(v)         As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC staff with respect to its SEC Reports.

(g)          Bank Reports. It and each of its Subsidiaries have filed all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (the “Bank Reports”), that they were required to file since December 31, 2012 with the Board of Governors of the Federal Reserve System, the FDIC, the Bureau of Financial Institutions of the Virginia State Corporation Commission and any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over it or each of its Subsidiaries (collectively, the “Regulatory Agencies”), including any Bank Report required to be filed pursuant to the laws of the United States, any state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such Bank Report or to pay such fees and assessments, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it. Any such Bank Report regarding it or any of its Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of its and its Subsidiaries business, there is no pending proceeding before, or, to its Knowledge, examination or investigation by, any Regulatory Agency into the business or operations of it or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any Bank Report or relating to any examination or inspection of it or any of its Subsidiaries, and there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of it or any of its Subsidiaries since December 31, 2012, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it.

(h)          Absence of Certain Changes or Events. Since September 30, 2016, except as disclosed in the SEC Reports, Bank Reports or Financial Statements filed by it or its Subsidiaries or made available to the other party prior to the date of this Agreement or as set forth in Section 3.3(h) of its Disclosure Letter, (i) it and each of its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it.

(i)          Absence of Undisclosed Liabilities. Except for (i) those liabilities that are fully reflected or reserved for in the SEC Reports, Bank Reports or Financial Statements filed by it or its Subsidiaries or made available to the other party prior to the date of this Agreement, (ii) liabilities incurred since September 30, 2016 in the ordinary course of business consistent with past practice, (iii) liabilities and obligations that are not material to it and its Subsidiaries, taken as a whole, (iv) liabilities incurred in connection with the transactions contemplated by the Agreement, and (v) as set forth in Section 3.3(i) of its Disclosure Letter, neither it nor any of its Subsidiaries has, and since September 30, 2016 has not incurred (except as permitted by Section 4.1), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in the SEC Reports, Bank Reports or Financial Statements of it or any of its Subsidiaries).

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(j)          Material Contracts; Defaults. Except as set forth in Section 3.3(j) of its Disclosure Letter (which may incorporate the contracts and instruments reflected as exhibits on the exhibit list included in its latest annual report on Form 10-K filed prior to the date of this Agreement), as of the date hereof, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” required to be filed as an exhibit pursuant to Item 601(b)(10) of the SEC’s Regulation S-K that has not been filed as an exhibit to or incorporated by reference in its SEC Reports filed prior to the date of this Agreement, (ii) that prohibits or restricts the conduct of business by it or any of its Subsidiaries or any of its personnel in any geographic area or its or their ability to compete in any line of business, (iii) with respect to employment of an officer, director or consultant, including any employment, severance, termination, consulting or retirement agreement, (iv) that would be terminable other than by it or any of its Subsidiaries or under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of this Agreement or the transactions contemplated herein (either alone or upon the occurrence of any additional acts or events), (v) that would require any consent or approval of a counterparty as a result of the consummation of this Agreement or the transactions contemplated herein, (vi) pursuant to which the annualized rent or lease payments are, or are reasonably expected to be, in excess of $50,000, (vii) for the use or purchase of materials, supplies, goods, services, equipment or other assets that involves payments in excess of $200,000 per year, (viii) involves Intellectual Property (other than contracts entered into in the ordinary course with customers and “shrink-wrap” software licenses) that is material to its business or the business of any of its Subsidiaries, (ix) relating to the borrowing of money by it or any of its Subsidiaries or the guarantee by it or any of its Subsidiaries of any such obligation (other than contracts pertaining to fully-secured repurchase agreement payables or trade payables and contracts relating to borrowings or guarantees made in the ordinary course of business consistent with past practice), (x) relating to the provision of data processing, network communication or other technical services or (xi) that is material to the financial condition, results of operations or business of it or any of its Subsidiaries and not otherwise described in clauses (i) through (x) above (any such being referred to as a “Material Contract”). With respect to each Material Contract: (A) the contract is in full force and effect, (B) neither it nor any of its Subsidiaries is in default thereunder, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, (C) neither it nor any of its Subsidiaries has repudiated or waived any material provision of any such contract from January 1, 2016 to the date hereof, and (D) no other party to any such contract is, to its Knowledge, in default in any material respect.

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(k)          Legal Proceedings; Compliance with Laws. Except as set forth in Section 3.3(k) of its Disclosure Letter, there are no actions, suits or proceedings instituted or pending or, to its Knowledge, threatened against it or any of its Subsidiaries or against any of its or its Subsidiaries’ properties, assets, interests or rights, or against any of its or its Subsidiaries’, or to its Knowledge, any of its officers, directors or employees in their capacities as such. Neither it nor any of its Subsidiaries is a party to or subject to any agreement, order, memorandum of understanding, enforcement action, or supervisory or commitment letter by or with any Governmental Authority (as defined herein) restricting its operations or the operations of any of its Subsidiaries or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business and neither it nor any of its Subsidiaries has been advised by any Governmental Authority that any such Governmental Authority is contemplating issuing or requesting the issuance of any such agreement, order, memorandum, action or letter in the future. It and each of its Subsidiaries have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders). It and each of its Subsidiaries hold, and have at all times since December 31, 2012, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on it, and to its Knowledge no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. For the purposes of this Agreement, a “Governmental Authority” means any court, administrative agency or commission or other governmental authority, agency or instrumentality, domestic or foreign, or any industry self-regulatory authority, and includes Regulatory Agencies.

(l)          Tax Matters.

(i)          It and each of its Subsidiaries have timely filed all income Tax Returns and all other material Tax Returns required to be filed, and all such Tax Returns were true, correct and complete in all material respects. All material Taxes (as defined herein) due and payable by it or any of its Subsidiaries have been fully and timely paid, other than those that are being contested in good faith, as set forth in Section 3.3(l)(i) of its Disclosure Letter, and are reflected as a liability in its SEC Reports, Bank Reports or Financial Statements. Neither it nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of any Tax that remains in effect. Except as set forth in such section of its Disclosure Letter, no Tax Return filed by it or any of its Subsidiaries is under examination by any Governmental Authority or is the subject of any administrative or judicial proceeding, and no written notice of assessment, proposed assessment or unpaid tax deficiency has been received by or asserted against it or any of its Subsidiaries by any Governmental Authority. As used herein, “Tax” or “Taxes” means all federal, state, local and foreign income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, gains, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, and property taxes, together with any interest and any penalties, additions to tax or additional similar amounts, imposed by any Governmental Authority. As used herein, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Authority.

(ii)         It and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. It and each of its Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable law.

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(iii)        There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of its assets or any of its Subsidiaries assets. Neither it nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among it and its Subsidiaries). Neither it nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(iv)        Neither it nor any of its Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4. It and each of its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. It is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(v)         It is not aware of any reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

(m)          Property.

(i)          Except as set forth in Section 3.3(m)(i) of its Disclosure Letter or reserved against as disclosed in its SEC Reports, Bank Reports or Financial Statements, it and each of its Subsidiaries have good and marketable title in fee simple absolute, free and clear of all material liens, encumbrances, charges, defaults or equitable interests, to all of the properties and assets, real and personal, reflected in the balance sheet included in its SEC Reports, Bank Reports or Financial Statements as of December 31, 2015 or acquired after such date (except to the extent that such properties and assets have been disposed of for fair value in the ordinary course of business since December 31, 2015). All buildings, and all fixtures, equipment, and other property and assets that are material to its or any of its Subsidiaries business, held under leases, licenses or subleases, are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws and each such instrument is in full force and effect. Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure, all of the buildings, structures and appurtenances owned, leased, licensed, subleased or occupied by it and each of its Subsidiaries are in good operating condition and in a state of good maintenance and repair, reasonable wear and tear excepted.

(ii)         In the case of SONA, Section 3.3(m)(ii) of its Disclosure Letter provides a summary spreadsheet that identifies and sets forth the address of each parcel of real estate or interest therein, leased, licensed or subleased by SONA and each of its Subsidiaries or in which SONA or any of its Subsidiaries has any ownership or leasehold interest. SONA has made available to EVBS true and complete copies of all lease, license and sublease agreements, including without limitation every amendment thereto, for each parcel of real estate or interest therein to which EVBS or any of its Subsidiaries is a party. In the case of EVBS, Section 3.3(m)(ii) of its Disclosure Letter provides a summary spreadsheet that identifies and sets forth the address of each parcel of real estate or interest therein, leased, licensed or subleased by EVBS and each of its Subsidiaries or in which EVBS or any of its Subsidiaries has any ownership or leasehold interest. EVBS has made available to SONA true and complete copies of all lease, license and sublease agreements, including without limitation every amendment thereto, for each parcel of real estate or interest therein to which EVBS or any of its Subsidiaries is a party.

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(n)          Labor Matters.

(i)          Neither it nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, or is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to its Knowledge, threatened, or is it, to its Knowledge, subject to any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(ii)         It and its Subsidiaries have complied with all applicable state and federal equal employment opportunity laws and regulations and other laws and regulations related to employment, including those related to wages, hours, working classification and collective bargaining. To its Knowledge, there are no unfair labor practice complaints pending against it or any of its Subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority. It and its Subsidiaries have properly classified individuals providing services to it as employees or independent contractors, as the case may be.

(iii)        Except as set forth in Section 3.3(n)(iii) of its Disclosure Letter, employment of each employee and the engagement of each independent contractor by it or any of its Subsidiaries is terminable at will by it or its Subsidiaries without (A) any material penalty, liability or severance obligation and (B) prior consent by any Governmental Authority.

(iv)        To its Knowledge, all of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration laws and the laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

(o)          Employee Benefit Plans.

(i)          Section 3.3(o)(i) of its Disclosure Letter sets forth a complete and accurate list of all of its and its Subsidiaries’ employee benefit plans and programs, including without limitation: (A) all retirement, savings and any other pension plans, programs or similar arrangements; (B) all health, severance, insurance, disability and other employee welfare or fringe benefit plans, programs or similar arrangements; (C) all employment, vacation and other similar plans or policies, (D) all bonus, stock option, stock purchase, restricted stock, equity or equity based compensation, incentive, deferred compensation, supplemental retirement, severance, change in control and other employee and director benefit plans, programs or arrangements; and (E) all other employment or compensation plans, programs or arrangements, in each case of (A) through (E) for the benefit of or relating to its current and former employees (including any current or former leased employees), directors and contractors, or any spouse, dependent or beneficiary thereof, whether or not written or unwritten for which it or any of its Subsidiaries sponsors, has an obligation to contribute or has any liability (individually, a “Benefit Plan” and collectively, the “Benefit Plans”).

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(ii)         It has and its Subsidiaries have, with respect to each Benefit Plan, previously delivered to the other party true and complete copies of the following documents, to the extent applicable: (A) all current Benefit Plan agreements and documents and related trust agreements, annuity contracts, or any other funding arrangement and any amendments thereto; (B) all current summary plan descriptions and material communications to employees and Benefit Plan participants and beneficiaries; (C) the Form 5500 filed in each of the most recent two plan years (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial valuation; (E) the most recent annual and periodic accounting of plan assets; (F) all information regarding determination of full-time status of employees for purposes of the Patient Protection and Affordable Care Act of 2010, as amended (the “ACA”), including any look-back measurement periods thereunder, (G) if the Benefit Plan is intended to qualify under Section 401(a) or 403(a) or 403(b) of the Code, the most recent determination letter or opinion letter, as applicable, received from the Internal Revenue Service; (H) copies of the most recent nondiscrimination tests for all Benefit Plans; and (I) a written summary of any unwritten Benefit Plans that provide for material compensation or benefits.

(iii)        Except as set forth in Section 3.3(o)(iii) of its Disclosure Letter, neither it nor any of its Subsidiaries, nor any entity, which together with it or with a Subsidiary would be treated as a single employer under Code Section 414 or Section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) has at any time been a party to or maintained, sponsored, contributed to, or been obligated to contribute to, or had any liability with respect to: (A) any plan subject to Title IV of ERISA, including a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3) or Section 414(f) of the Code) or a plan subject to Code Section 412; (B) a “multiple employer plan” (within the meaning of ERISA or Section 413(c) of the Code); (C) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code); or (D) a “multiple employer welfare association” as defined in Section 3(40) of ERISA.

(iv)        All Benefit Plans are in compliance in all material respects with applicable laws and regulations, and each Benefit Plan has been administered in accordance with its terms and applicable laws and regulations in all material respects.

(v)         Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter or is maintained under a prototype or volume submitter plan and is entitled to rely upon a favorable opinion or advisory letter, as applicable issued by the Internal Revenue Service, or a filing for the same has been made with the Internal Revenue Service seeking such a determination letter and that request is still awaiting decision by the Internal Revenue Service (based on Internal Revenue Service permitted determination request procedures). Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption. There have been no “terminations,” “partial terminations” or “discontinuances of contributions,” as such terms are used in Section 411 of the Code and the regulations thereunder, to any tax-qualified plan during the preceding five years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such tax-qualified plans.

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(vi)        All required contributions (including all employer contributions and employee salary reduction contributions), premiums and other payments due for the current plan year or any plan year ending on or before the Closing Date, under all Benefit Plans have been made or properly accrued. All contributions to any Benefit Plan have been contributed within the time specified in ERISA and the Code and the respective regulations thereunder.

(vii)       To its Knowledge, neither it nor any of its Subsidiaries has engaged in any prohibited transactions, as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Benefit Plan or its related trust. To its Knowledge, no “fiduciary,” as defined in Section 3(21) of ERISA, of any Benefit Plan has any liability for breach of fiduciary duty under ERISA.

(viii)      There are no actions, suits, investigations or claims pending, or to its Knowledge threatened or anticipated, with respect to any of its or its Subsidiaries’ Benefit Plans (other than routine claims for benefits). None of its or its Subsidiaries’ Benefit Plans is the subject of a pending or, to its Knowledge, threatened investigation or audit by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any other federal or state governmental department or entity.

(ix)         Except as set forth in Section 3.3(o)(ix) of its Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (A) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, leased employee, independent contractor, officer, director or other service provider of it or any of its Subsidiaries, or (B) result in any (1) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust) or (2) limitation on the right of it or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust. Without limiting the generality of the foregoing and except as otherwise set forth in Section 3.3(o)(ix) of its Disclosure Letter, no amount paid or payable (whether in cash, in property, or in the form of benefits) by it or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Except as set forth in Section 3.3(o)(ix) of its Disclosure Letter, no Benefit Plan maintained by it or any of its Subsidiaries provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(x)          Except as set forth in Section 3.3(o)(x) of its Disclosure Letter, it and its Subsidiaries have made prior to the date hereof all bonus and commission payments to which they were required or are otherwise committed to make to any employee or independent contractor under any Benefit Plan for calendar years 2013, 2014 and 2015.

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(xi)         Each Benefit Plan of it and its Subsidiaries that is a health or welfare plan has terms that are in compliance with and has been administered in accordance with the requirements of the ACA. It and its Subsidiaries have complied in all respects with the requirements of Section 4980H of the Code so as to avoid the imposition of any taxes or assessable payments thereunder. Neither it nor any of its Subsidiaries has any liability or obligation to provide postretirement health, medical or life insurance benefits to any employees or former employees, leased employees, independent contractors, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation laws. In the case of any such required continuation coverage, the covered individual is required to pay the full cost of coverage. No tax under Code Sections 4980B, 4980H or 5000 has been incurred with respect to any Benefit Plan of it or its Subsidiaries, it, or any of its Subsidiaries, and no circumstance exists which could give rise to such tax.

(p)          Insurance. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, it and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices, and are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such insurance policy is outstanding and in full force and effect, and, except for policies insuring against potential liabilities of officers, directors and employees of it and its Subsidiaries, it or its relevant Subsidiary is the sole named beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Since December 31, 2015, neither it nor any of its Subsidiaries has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three (3) calendar years and since January 1, 2016 has been refused any insurance coverage sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of it or its Subsidiaries. Set forth in Section 3.3(p) of its Disclosure Letter is a list of all insurance policies or bonds currently maintained by it and its Subsidiaries.

(q)          Loan Portfolio; Allowance for Loan Losses; Mortgage Loan Buy Backs. Except as set forth in Section 3.3(q) of its Disclosure Letter and except for any changes hereafter made to the allowances and reserves described below pursuant to this Agreement:

(i)          All evidences of indebtedness reflected as assets in its SEC Reports, Bank Reports or Financial Statements as of September 30, 2016 were as of such dates: (A) evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be; (B) to the extent secured, secured by valid liens and security interests which have been perfected; and (C) the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful could have a Material Adverse Effect.

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(ii)         Except as set forth in Section 3.3(q)(ii) of its Disclosure Letter, each loan, line of credit and other extensions of credit made by it or its Subsidiaries, was originated in conformity in all material respects with all applicable laws and it or its Subsidiaries’ internal loan policies.

(iii)        The allowance for possible loan losses (the “Loan Loss Allowance”) shown on its Financial Statements as of September 30, 2016 was, and the Loan Loss Allowance to be shown on its Financial Statements as of any date subsequent to the date of this Agreement will be, as of such dates, adequate in all material respects to provide for all known or reasonably anticipated losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including letter of credit or commitments to make loans or extend credit).

(iv)        The reserve for losses with respect to other real estate owned (“OREO”) shown on its SEC Reports, Bank Reports or Financial Statements as of September 30, 2016 were, and the OREO reserve to be shown on its SEC Reports, Bank Reports or Financial Statements as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate in all material respects to provide for all known or reasonably anticipated losses relating to the OREO portfolio of it and any of its Subsidiaries as of the dates thereof.

(v)         The Loan Loss Allowance has been established by it in accordance with the accounting principles described in Sections 3.3(f)(ii) and applicable regulatory requirements and guidelines.

(vi)        With respect to SONA, Section 3.3(q)(vi) of its Disclosure Letter sets forth all residential mortgage or commercial loans originated on or after January 1, 2014 by it or any of its Subsidiaries (which, for the avoidance of doubt, excludes Southern Trust Mortgage) (A) that were sold in the secondary mortgage market and have been re-purchased by it or any of its Subsidiaries or (B) that the institutions to whom such loans were sold (or their successors or assigns) have asked it or any of its Subsidiaries to purchase back (but have not been purchased back). With respect to EVBS, Section 3.3(q)(vi) of its Disclosure Letter sets forth all residential mortgage or commercial loans originated on or after January 1, 2014 by it or any of its Subsidiaries (A) that were sold in the secondary mortgage market and have been re-purchased by it or any of its Subsidiaries or (B) that the institutions to whom such loans were sold (or their successors or assigns) have asked it or any of its Subsidiaries to purchase back (but have not been purchased back).

(vii)       Except as set forth in Section 3.3(q)(vii) of its Disclosure Letter, as of September 30, 2016, neither it nor any of its Subsidiaries was a party to any written or oral: (A) loan, loan agreement, loan commitment, letter of credit, note, borrowing arrangement or other extension of credit (a “Loan”), under the terms of which the obligor was sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (B) Loan which had been classified by any bank examiner (whether regulatory, internal or by external consultant) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or any comparable classifications by such persons; (C) Loan, including any loan guaranty, with any of its directors or executive officers or any of its Subsidiaries; or (D) Loan in violation of any law, regulation or rule applicable to it or any of its Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by ay Governmental Authority.

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(r)          Environmental Matters.

(i)          Except as set forth in Section 3.3(r) of its Disclosure Letter, it and each of its Subsidiaries are in material compliance with all applicable Environmental Laws (as defined herein). Neither it nor any of its Subsidiaries has received any written communication alleging that it or such Subsidiary is not in such material compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(ii)         Neither it nor any of its Subsidiaries has received written notice of pending, and has no Knowledge of any threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims (as defined herein) or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that is reasonably likely to result in the imposition of, any material liability arising under any Environmental Laws upon (A) it or such Subsidiary, (B) any person or entity whose liability for any Environmental Claim it or any Subsidiary has or may have retained either contractually or by operation of law, (C) any real or personal property owned or leased by it or any Subsidiary, or any real or personal property which it or any Subsidiary has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (D) any real or personal property in which it or a Subsidiary holds a security interest securing a loan recorded on the books of it or such Subsidiary. Neither it nor any of its Subsidiaries is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

(iii)        There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against it or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim it or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect.

(iv)        For purposes of this Agreement, the following terms shall have the following meanings:

(1)         “Environmental Claim” means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern (as defined herein).

(2)         “Environmental Laws” means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended that relate to pollution or protection of human health or the environment.

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(3)         “Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

(s)          Books and Records. Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(t)          Intellectual Property. It and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all Intellectual Property and the Technology Systems (as such terms are defined herein) that are used by it and its Subsidiaries in their respective businesses as currently conducted. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect, to its Knowledge, it and its Subsidiaries have not infringed or otherwise violated the Intellectual Property rights of any other person in any material respect, and there is no claim pending, or to its Knowledge threatened, against it or its Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property. It has no contracts with its directors, officers or employees which requires such officer, director or employee to assign any interest in any Intellectual Property to it or its Subsidiaries and no such officer, director or employee is party to any contract with any person that requires such officer, director or employee to assign any interest in any Intellectual Property to any person. “Intellectual Property” means all trademarks, trade names, service marks, patents, domain names, database rights, copyrights, and any applications therefor, technology, know-how, trade secrets, processes, computer software programs or applications, and tangible or intangible proprietary information or material. The term “Technology Systems” means the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and Intellectual Property used by either party and its Subsidiaries or by a third party.

(u)          Derivative Instruments. Section 3.3(u) of its Disclosure Letter lists all derivative instruments, including but not limited to interest rate swaps, caps, floors, option agreements, futures, and forward contracts, whether entered into for its own account or for the account of one or more of its Subsidiaries or its or their customers (each, a “Derivative Contract”). Except as set forth in Section 3.3(u) of its Disclosure Letter, all Derivative Contracts were entered into (i) only in the ordinary course of business consistent with past practice, (ii) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (iii) with counterparties believed to be financially responsible at the time. Each Derivative Contract constitutes the valid and legally binding obligation of it or one of its Subsidiaries, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, and is in full force and effect. Neither it or its Subsidiaries, nor, to its Knowledge, any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement, except as set forth in Section 3.3(u) of its Disclosure Letter.

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(v)         Deposits. Except as set forth in Section 3.3(v) of its Disclosure Letter, as of the date hereof none of its deposits or deposits of any of its Subsidiaries are “brokered” deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, liens, levies, subpoenas, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of it or any of its Subsidiaries.

(w)          Investment Securities.

(i)          It and each of its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any lien, encumbrance or security interest, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of it or its Subsidiaries and except for such defects in title or liens, encumbrances or security interests that would not be material to it. Such securities are valued on the books of it and each of its Subsidiaries in accordance with GAAP in all material respects.

(ii)         It and each of its Subsidiaries employs investment, securities, risk management and other policies, practices and procedures that it and each such Subsidiary believes are prudent and reasonable in the context of such businesses. Prior to the date of this agreement, each party has delivered to the other party the material terms of such policies, practices and procedures.

(x)          Takeover Laws and Provisions. It has taken all action necessary, if any, to exempt this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby from the requirements of any “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of any state (collectively, “Takeover Laws”), including without limitation Sections 13.1-725 through 13.1-728 of the VSCA (because a majority of its disinterested directors approved such transactions for such purposes before any “determination date” with respect to it) and Sections 13.1-728.1 through 13.1-728.9 of the VSCA. It has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any articles, sections or provisions of its articles of incorporation and bylaws concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

(y)          Transactions with Affiliates. All “covered transactions” between it and an “affiliate,” within the meaning of Sections 23A and 23B of the Federal Reserve Act and regulations promulgated thereunder, have been in compliance in all material respects with such provisions.

(z)          Financial Advisors. None of it, its Subsidiaries or any of their officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, SONA has retained FIG Partners LLC as its financial advisor, and EVBS has retained Sandler O’Neill & Partners, L.P. as its financial advisor (in each case pursuant to engagement letters true and complete copies of which have been previously provided to the other party).

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(aa)         Fairness Opinion. Prior to the execution of this Agreement, the Board of Directors of SONA has received the opinion of FIG Partners LLC to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be issued and paid by SONA in the Merger is fair, from a financial point of view, to SONA. Prior to the execution of this Agreement, the Board of Directors of EVBS has received the opinion of Sandler O’Neill & Partners, L.P. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of EVBS Common Stock. Such opinions have not been amended or rescinded as of the date of this Agreement.

(bb)         Fiduciary Accounts. It and each of its Subsidiaries has properly administered all accounts for which it or such Subsidiary acts as a fiduciary, including, but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance in all material respects with the terms of the governing documents of such account and applicable laws and regulations. Neither it nor any of its Subsidiaries, nor to its Knowledge any director, officer or employee of it or any of its Subsidiaries, committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(cc)         Privacy of Customer Information. With respect to EVB, EVB is the sole owner of, or in the case of participated loans a co-owner with the other participant(s) of, all individually identifiable personal information (“IIPI”) relating to identifiable or identified natural persons who are customers, former customers and prospective customers that will be transferred to the Continuing Corporation pursuant to this Agreement and the transactions contemplated hereby. EVB’s collection of IIPI complies with EVB’s privacy policies, the Fair Credit Reporting Act of 1970, the Gramm-Leach Bliley Act of 1999 and all other applicable state and federal privacy laws and any contract or industry standard relating to privacy.

(dd)         Information Systems and Security.

(i)          It, each of its Subsidiaries, and to its Knowledge each third-party vendor to it or a Subsidiary, has established and is in compliance in all material respects with (A) commercially reasonable security programs designed to protect (1) the integrity, security and confidentiality of information processed and transactions executed through any servers, computer hardware, networks, software (whether embodied in software, firmware or otherwise), databases, telecommunications systems, data centers, storage devices, voice and data network services interfaces and related systems maintained by or on behalf of it or its Subsidiaries (“Computer Systems”), and (2) the integrity, security and confidentiality of all confidential or proprietary data or personal financial information in its possession, and (B) commercially reasonable security policies and privacy policies that comply with all applicable legal and regulatory requirements. Except as set forth in Section 3.3(dd)(i) of its Disclosure Letter, to its Knowledge neither it nor any of its Subsidiaries has suffered a security incident or breach with respect to its data or Computer systems any part of which occurred within the past three (3) years.

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(ii)         To its Knowledge, all of its and its Subsidiaries’ Computer Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with industry practice. Neither it nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, conduct of its business attributable to a defect, breakdown, bug or other deficiency of its Computer Systems. It and its Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business without material disruption to, or material interruption in, the conduct of its business.

(ee)         No Further Representations. Except for the representations and warranties specifically set forth in this Article 3, neither it nor its Subsidiaries nor any other person makes or shall be deemed to make any representation or warranty to the other party, express or implied, at law or in equity, with respect to the transactions contemplated by this Agreement and it hereby disclaims any such representation or warranty whether by it or any of its officers, directors, employees, agents, representatives or any other person.

Article 4

covenants relating to conduct of business

Section 4.1  Conduct of Business Pending Merger.

From the date hereof until the Effective Date, except as expressly contemplated or permitted by this Agreement, as set forth in its Disclosure Letter or as required by law, without the prior written consent of the other party (which consent will not be unreasonably conditioned, withheld or delayed), SONA and EVBS each agrees that it will not, and will cause each of its Subsidiaries not to:

(a)          Conduct its business other than in the ordinary and usual course or fail to use its reasonable best efforts to maintain and preserve intact its business organization, assets, rights and properties and preserve its relationships with its customers, employees, Regulatory Agencies and other entities with which it has advantageous business relationships.

(b)          Take any action that would adversely affect or delay the ability of either party (i) to obtain any necessary approvals, consents or waivers of any Regulatory Agency or Governmental Authority or third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

(c)          Amend its Organizational Documents (except as provided herein for SONA).

(d)          (i)          Other than pursuant to stock options outstanding as of the date hereof under the SONA Stock Plans or EVBS Stock Plans and except for Permitted Issuances (as defined herein): (A) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights with respect thereto; (B) enter into any agreement with respect to the foregoing; or (C) permit any additional shares of capital stock to become subject to new grants of employee and director stock options, restricted stock grants, stock appreciation rights or similar stock-based rights.

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(ii)         “Permitted Issuances” mean: (A) issuances of shares of SONA Common Stock pursuant to the SONA Dividend Reinvestment and Stock Purchase Plan; (B) issuances of shares of EVBS Common Stock pursuant to the Eastern Virginia Bankshares, Inc. Dividend Reinvestment and Stock Purchase Plan (“EVBS DRSPP”) or the Eastern Virginia Bankshares, Inc. Employee Stock Purchase Plan (the “EVBS ESPP”); or (C) shares of EVBS Common Stock that may be issued upon the conversion of shares of EVBS Series B Preferred Stock.

(e)          Enter into or amend any written employment agreement, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for: (i) normal individual increases in compensation to employees in the ordinary course of business consistent with past practice; (ii) incentive or bonus payments payable under Benefit Plans existing on the date hereof in the ordinary course of business consistent with past practice; and (iii) in the case of EVBS and after consultation with SONA as required by Section 4.3, entering into employment agreements in order to recruit new senior level employees in a manner that is consistent in all material respects with past practice.

(f)          (i)          Enter into, amend or terminate (except as may be required by applicable law or the terms of any Benefit Plan) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive, welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any directors, officers or employees, including without limitation taking any action that accelerates, or the lapsing of restrictions with respect to, the vesting or exercise of any benefits payable thereunder, except in the ordinary course of business consistent with past practice or as otherwise specifically permitted in this Agreement; or

(ii)         Exchange, cancel, borrow from, surrender, or increase or decrease the death benefit provided under, or otherwise amend or terminate, any existing bank or corporate owned life insurance covering any current or former employee, other than any increase in the death benefit in the ordinary course of business consistent with past practice, or any such change that is required by law.

(g)          Incur any obligation, indebtedness or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge or encumber any of its assets, or dispose of any of its assets in any other manner, except in the ordinary course of its business and for adequate value, except as otherwise specifically permitted in this Agreement.

(h)          Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than (i) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries and (ii) as permitted by Section 4.2) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

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(i)          Make any material investment in or acquisition of (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) any other person other than its wholly owned Subsidiaries, except by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business.

(j)          Implement or adopt any change in its tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP, regulatory accounting guidelines or applicable law.

(k)          Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable law.

(l)          Enter into any new line of business or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies that are material to it and its Subsidiaries, taken as a whole, except as required by applicable law.

(m)          Fail to materially follow its existing policies or practices with respect to managing exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(n)          Take any other action that would make any representation or warranty in Article 3 hereof untrue.

(o)          (i)          Make, renew, restructure or otherwise modify any Loan that would result in the aggregate amount of the total lending relationship to any one borrower and its affiliates to exceed $2,000,000 or, if the total lending relationship to any one borrower and its affiliates is in excess of $2,000,000 as of the date of this Agreement, to make, renew, restructure or otherwise modify any Loan for such borrower and its affiliates; (ii) except in the ordinary course of its business, take any action that would result in any discretionary release of collateral or guarantees of any Loans; (iii) make, renew, restructure or acquire any loan participation exceeding $2,000,000; (iv) make, renew, restructure or otherwise modify any Loan that exceeds its internal lending limits such that the Loan would require approval by its loan committee, credit policy committee or similar committee; or (v) enter into any Loan securitization or create any special purpose funding entity. For purposes of this Section 4.1(o), any consent sought by a party shall be given not more than three (3) business day after providing the relevant loan package to the consenting party.

(p)          (i)          Enter into, modify, amend, terminate, fail to renew, cancel or extend any Material Contract or expressly waive any material benefits under any Material Contract, other than in the ordinary course of business consistent with past practice; (ii) purchase or otherwise acquire any investment securities or enter into any Derivative Contract other than as provided in each party’s currently existing investment policies and in accordance with prudent investment practices in the ordinary course of business consistent with past practice; or (iii) make any capital expenditures in the aggregate in excess of $500,000 and other than expenditures necessary to maintain existing assets in good repair and, in the case of EVBS, expenditures related to its branch expansion at 350 – 360 E. Hundred Road in Chester, Virginia.

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(q)          Settle any material claim, suit, action or proceeding, except (i) in the ordinary course of business consistent with past practice involving a settlement in an amount and for consideration not in excess of $100,000 and that would not impose any material restriction on the business of it or its Subsidiaries or the Continuing Corporation; and (ii) as set forth in Section 4.1(q) of its Disclosure Letter.

(r)          Adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization.

(s)          Agree to take any of the actions prohibited by this Section 4.1.

Section 4.2  Dividends.

After the date of this Agreement until the Effective Date, (a) (i) SONA may (to the extent legally permitted to do so) declare and pay quarterly dividends on outstanding shares of SONA Common Stock at a rate not to exceed $0.08 per share per quarter, and (ii) EVBS may (to the extent legally permitted to do so) declare and pay quarterly dividends on outstanding shares (A) of EVBS Common Stock at a rate not to exceed $0.03 per share per quarter and (B) of EVBS Series B Preferred Stock at a rate not to exceed $0.03 per share per quarter, and (b) SONA’s and EVBS’s direct and indirect Subsidiaries, respectively, may (to the extent legally and contractually permitted to do so), declare and pay dividends on their capital stock in cash, stock or other property to the parties or their wholly owned Subsidiaries (or from such Subsidiaries to SONA or EVBS) consistent with past practices and required payments to the holders of any trust preferred securities issued by Subsidiaries of the parties.

Section 4.3  Transition.

To facilitate the integration of the operations of SONA and EVBS and their Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Date the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Merger, each of SONA and EVBS shall, and shall cause its Subsidiaries to, consult with the other on all material strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition.

Section 4.4  Control of the Other Party’s Business.

Prior to the Effective Date, nothing contained in this Agreement (including, without limitation, Section 4.3) shall give SONA, directly or indirectly, the right to control or direct the operations of EVBS, and nothing contained in this Agreement shall give EVBS, directly or indirectly, the right to control or direct the operations of SONA. Prior to the Effective Date, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its Subsidiaries’ respective operations.

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Article 5

additional agreements

Section 5.1  Reasonable Best Efforts.

Subject to the terms and conditions of this Agreement, the parties will use their reasonable best efforts to take, or cause to be taken, in good faith all actions, and to do, or cause to be done, all things necessary or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and shall cooperate fully with the other party hereto to that end.

Section 5.2  Access to Information; Notice of Certain Matters; Confidentiality.

(a)          During the period prior to the Effective Date or the termination of this Agreement in accordance with its terms, each party will permit the other party to make or cause to be made such investigation of its operational, financial and legal condition as the other party reasonably requests; provided, that such investigation shall be reasonably related to the Merger and shall not interfere unnecessarily with normal operations. No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other party set forth in this Agreement.

(b)          Each party will give prompt notice to the other party (and subsequently keep the other party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance known that (i) is reasonably likely to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

(c)          Each party hereto shall comply, and shall use its reasonable best efforts to cause each of its directors, officers, employees, attorneys and advisors to comply, with all of their respective obligations under the letter agreement, dated as of September 28, 2016 (the “Confidentiality Agreement”), between SONA and EVBS, which agreement shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.3  Registration Statement; Joint Proxy Statement; SEC Filings.

(a)          Each party will cooperate with the other party, and their representatives, in the preparation of the Registration Statement and the Joint Proxy Statement. Neither the Joint Proxy Statement nor the Registration Statement shall be filed, and, prior to the termination of this Agreement, no amendment or supplement to the Joint Proxy Statement or the Registration Statement shall be filed by SONA or EVBS without consultation with the other party and its counsel. Each party will advise the other, promptly after it receives notice thereof, of any request by the SEC to amend the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and the parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto. SONA will use its reasonable best efforts, in which EVBS will reasonably cooperate as necessary, to file the Registration Statement, including the Joint Proxy Statement in preliminary form, with the SEC as promptly as reasonably practicable after the date of this Agreement and to cause the Registration Statement to be declared effective under the Securities Act, as promptly as reasonably practicable after the filing thereof, and SONA and EVBS shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders.

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(b)          Each party agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the times of the respective shareholder meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each party further agrees that if it becomes aware that any information furnished by it that would cause any of the statements in the Joint Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Joint Proxy Statement or the Registration Statement.

Section 5.4  Shareholder Approvals.

(a)          As promptly as reasonably practicable after the date the Registration Statement is declared effective, SONA shall call a meeting of its shareholders for the purpose of obtaining the SONA Shareholder Approvals and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable (such meeting and any adjournment or postponement thereof, the “SONA Shareholders Meeting”). Subject to Section 5.5, the Board of Directors of SONA shall (i) recommend to SONA’s shareholders the approval of this Agreement and the transactions contemplated hereby, including the Merger (the “SONA Board Recommendation”), (ii) include the SONA Board Recommendation in the Joint Proxy Statement, and (iii) solicit and use its reasonable best efforts to obtain the SONA Shareholder Approvals.

(b)          As promptly as reasonably practicable after the date the Registration Statement is declared effective, EVBS shall call a meeting of its shareholders for the purpose of obtaining the EVBS Shareholder Approval and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable (such meeting and any adjournment or postponement thereof, the “EVBS Shareholders Meeting”). Subject to Section 5.5, the Board of Directors of EVBS shall (i) recommend to EVBS’s shareholders the approval of this Agreement and the transactions contemplated hereby, including the Merger (the “EVBS Board Recommendation”), (ii) include the EVBS Board Recommendation in the Joint Proxy Statement, and (iii) solicit and use its reasonable best efforts to obtain the EVBS Shareholder Approval.

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(c)          SONA and EVBS shall use their reasonable best efforts to hold their respective shareholder meetings on the same day.

(d)          Promptly following the SONA Shareholder Approvals and the EVBS Shareholder Approval, SONA, as the sole stockholder of Sonabank, and EVBS, as the sole stockholder of EVB, each in such capacity, will approve the Bank Merger Agreement, whether at a meeting or by written consent.

Section 5.5  No Other Acquisition Proposals.

(a)          Each party agrees that it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, employees, agents and representatives (including any financial advisor, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, endorse, or encourage or facilitate any inquiries, proposals or offers with respect to or any inquiry, proposal or offer that is reasonably likely to lead to, (ii) furnish any confidential or nonpublic information relating to, or (iii) engage or participate in any negotiations or discussions concerning, an Acquisition Proposal (as defined herein).

(b)          Notwithstanding the foregoing, nothing contained in this Section 5.5 shall prohibit either party, prior to its respective meeting of shareholders to be held pursuant to Section 5.4 and subject to compliance with the other terms of this Section 5.5, from furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide written Acquisition Proposal with respect to such party (that did not result from a breach of this Section 5.5) if, and only to the extent that (i) such party’s board of directors concludes in good faith, after consultation with outside legal counsel, that the failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties to its shareholders under applicable law, (ii) before taking such action, such party receives from such person or entity an executed confidentiality agreement on terms no less restrictive with respect to the confidential treatment of information by such party than the Confidentiality Agreement, which confidentiality agreement shall not provide such person or entity with any exclusive right to negotiate with such party, provided, that any non-public information provided to any person given such access shall have previously been provided to the other party or shall be provided to the other party prior to or concurrently with the time it is provided to such person, and (iii) such party’s board of directors concludes in good faith, after consultation with its outside legal counsel and financial advisors, that the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below). Each party shall immediately (within twenty-four (24) hours) notify the other party orally and in writing of its receipt of any such Acquisition Proposal, the material terms and conditions thereof, the identity of the person making such Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

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(c)          For purposes of this Agreement, an “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, any of the following transactions involving SONA or EVBS, or their respective Subsidiaries: (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the party; (ii) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of a party and its Subsidiaries or 20% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the party; or (iii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the party.

(d)          For purposes of this Agreement, a “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made by a person or entity (or group of persons or entities acting in concert within the meaning of Rule 13d-5 under the Exchange Act) that the Board of Directors of SONA or EVBS, as the case may be, concludes in good faith, after consultation with its financial and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and including the terms and conditions of this Agreement (as it may be proposed to be amended by SONA or EVBS, as applicable) (i) is more favorable to the shareholders of SONA or EVBS, as the case may be, from a financial point of view, than the transactions contemplated by this Agreement (as it may be proposed to be amended by SONA or EVBS, as applicable), (ii) is fully financed or reasonably capable of being fully financed, and (iii) if accepted, is reasonably likely to receive all required approvals of Governmental Authorities on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the Acquisition Proposal shall have the meaning assigned to such term in Section 5.5(c), except the reference to “20% or more” in such definition shall be deemed to be a reference to “50%” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving EVBS or SONA or one of their respective banking Subsidiaries.

(e)          Except as provided in Section 5.5(f), neither the Board of Directors of EVBS, the Board of Directors of SONA, nor, in each case, any committee thereof shall withhold, withdraw or modify in any manner adverse to the other party, or propose publicly to withhold, withdraw or modify in any manner adverse to the other party, the approval, recommendation or declaration of advisability by the Board of Directors of EVBS or SONA, as applicable, or any such committee thereof with respect to this Agreement or the transactions contemplated hereby (a “Change in EVBS Recommendation” or a “Change in SONA Recommendation,” respectively).

(f)          Notwithstanding anything in this Agreement to the contrary, with respect to an Acquisition Proposal, the Board of Directors of EVBS or SONA, as applicable, may either:

(i)          enter into a definitive agreement to accept a Superior Proposal and terminate this Agreement pursuant to Section 7.1(j) or Section 7.1(k), as the case may be, provided that such party shall pay the Termination Fee required to be paid pursuant to Section 7.4(b) or Section 7.4(d), as the case may be; or

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(ii)         make a Change in EVBS Recommendation or a Change in SONA Recommendation, as applicable, if and only if (A) an unsolicited bona fide written Acquisition Proposal (that did not result from a breach of this Section 5.5) is made to EVBS or SONA, as applicable, by a third party, and such Acquisition Proposal is not withdrawn, (B) the Board of Directors of EVBS or SONA, as applicable, has concluded in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (C) the Board of Directors of EVBS or SONA, as applicable, have concluded in good faith (after consultation with their outside legal counsel) that failure to make a Change in EVBS Recommendation or a Change in SONA Recommendation, as applicable, would be reasonably likely to result in a violation of its fiduciary duties to its shareholders under applicable law, (D) five (5) business days shall have elapsed since the party proposing to take such action has given written notice to the other party advising such other party that the notifying party intends to take such action and specifying in reasonable detail the reasons therefor, including the terms and conditions of any such Acquisition Proposal that is the basis of the proposed action (a “Notice of Recommendation Change”) (it being understood that any amendment to any material term of such Acquisition Proposal shall require a new Notice of Recommendation Change, except that, in such case, the five (5) business day period referred to in this clause (D) and in clauses (E) and (F) shall be reduced to three (3) business days following the giving of such new Notice of Recommendation Change), (E) during such five (5) business day period, the notifying party has considered and, at the reasonable request of the other party, engaged in good faith discussions with such party regarding, any adjustment or modification of the terms of this Agreement proposed by the other party, and (F) the board of directors of the party proposing to take such action, following such five (5) business day period, again reasonably determines in good faith (after consultation with its outside legal counsel and its financial advisors, and taking into account any adjustment or modification of the terms of this Agreement proposed by the other party) that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action is reasonably likely to result in a violation of its fiduciary duties to its shareholders under applicable law.

Section 5.6  Applications and Consents.

(a)          The parties hereto shall cooperate and use their reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of each Regulatory Agency or Governmental Authority and all third parties necessary to consummate the transactions contemplated by this Agreement (the “Regulatory Approvals”) and will make all necessary filings in respect of the Regulatory Approvals as soon as practicable.

(b)          Each party hereto will promptly furnish to the other party copies of applications filed with all Regulatory Agencies or Governmental Authorities and copies of written communications received by such party from any Regulatory Agency or Governmental Authority with respect to the transactions contemplated hereby. Each party will consult with the other party with respect to the obtaining of all Regulatory Approvals and other material consents from third parties advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of material matters relating to the consummation of the transactions contemplated hereby. All documents that the parties or their respective Subsidiaries are responsible for filing with any Regulatory Agency or Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Approvals) will comply as to form in all material respects with the provisions of applicable law.

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Section 5.7  Public Announcements.

Prior to the Effective Date, the parties hereto will consult with each other as to the form and substance of any press release or other public statement materially related to this Agreement prior to issuing such press release or public statement or making any other public disclosure related thereto (including any broad based employee communication that is reasonably likely to become the subject of public disclosure); provided, that nothing in this Section 5.7 shall prohibit any party from making any disclosure necessary in order to satisfy such party’s disclosure obligations imposed by applicable law or the rules established by the NASDAQ Global Market or any other self-regulatory organization.

Section 5.8  Affiliate Agreements; EVBS Series B Preferred Stock Voting Agreement and Election.

(a)          SONA has identified to EVBS all persons who are, as of the date hereof, directors or executive officers of SONA (the “SONA Affiliates”), and EVBS has identified to SONA all persons who are, as of the date hereof, directors or executive officers of EVBS (the “EVBS Affiliates”).

(b)          Each party will obtain a written agreement in the form of Exhibit 5.8(b) attached hereto to be delivered on or prior to the date hereof to EVBS from each SONA Affiliate, and to SONA from each EVBS Affiliate on or prior to the date hereof.

(c)          SONA and EVBS will obtain a written agreement from each holder of EVBS Series B Preferred Stock in the form of Exhibit 5.8(c) attached hereto to be delivered to SONA and EVBS on or prior to the date hereof (the “Series B Voting Agreement and Election”).

Section 5.9  Employee Benefit Plans.

(a)          On or as soon as reasonably practicable following the Effective Date, the Continuing Corporation shall provide to officers and employees of EVBS and its Subsidiaries, who at or after the Effective Date become employees of the Continuing Corporation or its Subsidiaries (“EVBS Continuing Employees”), employee benefits under Benefit Plans maintained by the Continuing Corporation, on terms and conditions which are determined by the Continuing Corporation, in good faith, to be, in the aggregate, substantially comparable to the benefits provided to the EVBS Continuing Employees under the EVBS Benefit Plans as in effect immediately prior to the Effective Date. Until such time as the EVBS Continuing Employees are able to participate in the Benefit Plans of the Continuing Corporation, the Continuing Corporation shall maintain for the benefit of the EVBS Continuing Employees the Benefit Plans maintained by EVBS immediately prior to the Effective Date (it being understood that participation in the Continuing Corporation’s Benefit Plans may commence at different times with respect to each Benefit Plan); provided, however, that this provision shall not apply to any Benefit Plan of EVBS or its Subsidiaries that was terminated or in which participation was frozen on or prior to the Effective Date.

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(b)          For purposes of participation, vesting and, for vacation or similar paid time off accrual only, benefit accrual under the Continuing Corporation’s Benefit Plans, service with or credited by EVBS or any of its Subsidiaries shall be treated as service with the Continuing Corporation. To the extent permitted under applicable law, the Continuing Corporation shall cause welfare Benefit Plans maintained by the Continuing Corporation that cover the EVBS Continuing Employees after the Effective Date to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability (except for pre-existing conditions that were excluded, or restrictions or limitations that were applicable, under the Benefit Plans maintained by EVBS), and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the EVBS Continuing Employees under welfare Benefit Plans maintained by EVBS to be credited to such EVBS Continuing Employees under welfare Benefit Plans maintained by the Continuing Corporation, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by such EVBS Continuing Employees under welfare Benefit Plans maintained by the Continuing Corporation.

(c)          Prior to the Effective Date, EVBS shall one hundred percent vest all accrued benefits provided under the VBA Defined Contribution Plan for Eastern Virginia Bankshares, Inc. (the “EVBS 401(k) Plan”), subject to consummation of the Merger. SONA and EVBS shall use reasonable efforts to take such action as may be necessary to merge the EVBS 401(k) Plan and the VBA Defined Contribution Plan for Sonabank (the “SONA 401(k) Plan” and together with the EVBS 401(k) Plan, each a “401(k) Plan”), with the specifics and timing of such merger to be determined by the parties in good faith. In the event the parties determine that the merger of the 401(k) Plans is to occur after the Effective Date, then prior to the Effective Date, each party agrees to amend its 401(k) Plan to insure that there is no duplication of participation or benefits in the 401(k) Plans.

(d)          With regard to the VBA Cash Balance Pension Plan for Eastern Virginia Bankshares, Inc. (the “EVBS Cash Balance Plan”), unless agreed upon otherwise in writing by the parties hereto, prior to the Effective Date, EVBS will fully fund the EVBS Cash Balance Plan as calculated by the EVBS Cash Balance Plan’s actuary on a plan termination basis to ensure that there is no funding deficiency as of the Effective Date. In addition, prior to the Effective Date, EVBS shall amend the EVBS Cash Balance Plan and take such other actions as necessary, effective as of the Effective Date or such earlier time agreed upon by the parties, to terminate the EVBS Cash Balance Plan in accordance with its terms and applicable law and provide for 100% vesting to all affected participants in the EVBS Cash Balance Plan. The parties agree that the EVBS Cash Balance Plan will be submitted to the IRS for a determination letter following its termination and distributions from the EVBS Cash Balance Plan shall be made in accordance with plan terms and applicable law after receipt of a favorable determination letter.

(e)          Prior to the Effective Date, EVBS and SONA will determine if any Benefit Plans of EVBS or SONA not otherwise addressed in this Agreement are to be terminated prior to the Effective Date. If the parties hereto agree that any such Benefit Plans are to be terminated, EVBS or SONA, as appropriate, shall take all steps necessary to terminate any such Benefit Plans immediately preceding the Effective Date and pay any benefits due thereunder in accordance with the terms of any such plan and/or in accordance with Section 409A of the Code, if applicable.

(f)          Nothing in this Section 5.9 shall be construed to limit the right of the Continuing Corporation or any of its Subsidiaries, from and after the Effective Date, to amend or terminate any of the Benefit Plans maintained by SONA or EVBS or their respective Subsidiaries before the Effective Date to the extent such amendment or termination is permitted by the terms of the applicable Benefit Plan.

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Section 5.10  Reservation of Shares; NASDAQ Listing.

(a)          SONA shall take all corporate action as may be necessary to authorize and reserve for issuance such number of shares of Continuing Corporation Common Stock to be issued pursuant to this Agreement, and to cause all such shares, when issued pursuant to this Agreement, to be duly authorized, validly issued, fully paid and nonassessable.

(b)          SONA shall use all reasonable best efforts to cause the shares of the Continuing Corporation Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Global Market, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Date.

Section 5.11  Indemnification.

(a)          Following the Effective Date, the Continuing Corporation and its Subsidiaries, as the case may be, shall indemnify, defend and hold harmless any person who has rights to indemnification from EVBS or any of its Subsidiaries (an “Indemnified Party”) (in all capacities), to the same extent and on the same conditions as such person was entitled to indemnification pursuant to applicable law and EVBS’s Organizational Documents or any EVBS Subsidiary’s Organizational Documents, as the case may be, as in effect on the date of this Agreement (including advancing expenses when requested, subject to such person’s compliance with Section 13.1-699 of the VSCA). Without limiting the foregoing, in any case or proceeding in which corporate approval may be required to effectuate any indemnification, the Continuing Corporation or its applicable Subsidiary shall direct, if any Indemnified Party elects, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between the Continuing Corporation or such Subsidiary and such Indemnified Party.

(b)          The Continuing Corporation shall, at or prior to the Effective Date, purchase a six (6) year “tail” prepaid policy on the same terms and conditions as the existing directors’ and officers’ liability (and fiduciary) insurance maintained by EVBS from insurance carriers with comparable credit ratings, covering, without limitation, the Merger; provided, however, that the cost of such “tail” policy shall in no event exceed three hundred percent (300%) of the amount of the last annual premium paid by EVBS for such existing directors’ and officers’ liability (and fiduciary) insurance. If, but for the proviso to the immediately preceding sentence, the Continuing Corporation would be required to expend more than three hundred percent (300%) of current annual premiums, the Continuing Corporation will obtain the maximum amount of that insurance obtainable by payment of annual premiums equal to three hundred percent (300%) of current annual premiums.

(c)          Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to EVBS or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.11 is not prior to or in substitution for any such claims under such policies.

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(d)          This covenant is intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her respective heirs and legal representatives. The rights to indemnification and advancement and the other rights provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

Section 5.12  Employment and Other Arrangements.

(a)          Except for employees of EVBS, SONA and their respective Subsidiaries with individual agreements that provide for payment of severance under certain circumstances or employees of EVBS and its Subsidiaries covered by the EVBS Executive Severance Plan (who will be paid severance only in accordance with such agreements or plan), SONA and EVBS agree that each employee of EVBS, SONA and their respective Subsidiaries who is involuntarily terminated by EVBS or SONA, respectively, following the date of this Agreement but before the Effective Date, or by the Continuing Corporation or any of its Subsidiaries (other than for cause) on or within six (6) months following the Effective Date (the “Severance Coverage Period”) shall receive a severance payment equal to two weeks of base pay (at the rate in effect on the termination date) for each year of service at EVBS, SONA or their respective Subsidiaries, respectively, (with credit for partial years of service) with a maximum payment equal to twenty-six weeks of base pay. A former employee of EVBS, SONA or their respective Subsidiaries must execute a general release of claims before any severance payment shall be made pursuant to this Section 5.12(a), and all such releases of claims shall be in a form approved in writing in advance by SONA. After the expiration of the Severance Coverage Period, the foregoing severance benefit may be changed, replaced or discontinued in its entirety in the sole discretion of the Continuing Corporation or its Subsidiaries.

(b)          EVBS and SONA will establish a retention bonus pool that will be dedicated to certain of their non-executive officer employees for purposes of retaining such employees prior to and after the Effective Date, with the participating employees and specific terms of such retention bonuses to be determined by EVBS and SONA.

(c)          EVBS hereby acknowledges that the Merger will result in a “change in control” of SONA or other event of similar import, within the meaning of the Change in Control Agreement by and between SONA and Georgia S. Derrico, the Change in Control Agreement by and between SONA and Rod Porter, the Change in Control Agreement by and between SONA and Thomas Baker, the Change in Control Agreement by and between SONA and Beth M. Hendricks, the Supplemental Executive Retirement Plan by and between SONA and Georgia S. Derrico and the Supplemental Executive Retirement Plan by and between SONA and Rod Porter (the “SONA Employment Arrangements”) will occur upon the Effective Date and SONA shall honor and comply with all obligations (including payment obligations) as set forth in the SONA Employment Arrangements.

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(d)          SONA hereby acknowledges that the Merger will result in a “change in control” of EVBS or other event of similar import, within the meaning of the Amended and Restated Employment Agreement dated as of January 10, 2008, between EVBS and James S. Thomas, the Employment Agreement dated November 20, 2014 by and between EVBS and Mark C. Hanna, the restricted stock award agreements between EVBS and the individual recipients specified therein, and the EVBS Supplemental Executive Retirement Plan effective January 1, 2008, as amended November 20, 2014 (the “EVBS Employment Arrangements”) and the EVBS Executive Severance Plan, will occur upon the Effective Date and SONA shall assume, honor and comply with all obligations (including payment obligations) as set forth in the EVBS Employment Arrangements and EVBS Executive Severance Plan. With regard to the EVBS Executive Severance Plan, SONA agrees that such plan shall not be terminated for at least twelve (12) months following the Effective Date. For the avoidance of doubt, the Amended and Restated Employment Agreement dated as of January 10, 2008, between EVBS and James S. Thomas, the Employment Agreement dated November 20, 2014 by and between EVBS and Mark C. Hanna, and the EVBS Supplemental Executive Retirement Plan effective January 1, 2008, as amended November 20, 2014 shall not be terminated and liquidated in connection with the Merger.

(e)          Prior to the Effective Date, SONA shall have taken all actions necessary to irrevocably terminate and liquidate (in accordance with Section 409A of the Code or an exemption therefrom) the Change in Control Agreement by and between SONA and Georgia S. Derrico, the Change in Control Agreement by and between SONA and Rod Porter and the Change in Control Agreement by and between SONA and Thomas Baker (each, a “SONA CIC Agreement”), subject to the effectiveness of a general release of claims as of the Effective Date in favor of the Continuing Company and its related entities in a form reasonably acceptable to EVBS, and in each case in exchange for payment to Ms. Derrico, Mr. Porter and Mr. Baker, respectively, of an amount representing the cash severance that would have been due him or her pursuant to his or her respective SONA CIC Agreement, determined as if Ms. Derrico, Mr. Porter and Mr. Baker, respectively, had been terminated in a Qualifying Termination (as defined in the SONA CIC Agreement), and in each case contingent on the closing of the transactions contemplated by this Agreement. For the avoidance of doubt, the Change in Control Agreement by and between SONA and Beth M. Hendricks shall not be terminated and liquidated in connection with the Merger.

Section 5.13  Consent to Assign and Use Leased Premises; Extensions.

On Section 5.13 of its Disclosure Letter, EVBS has provided a list of all leases with respect to real or personal property used by it or any Subsidiary. With respect to the leases disclosed in Section 5.13 of its Disclosure Letter, EVBS and each of its Subsidiaries will use commercially reasonable best efforts to obtain all consents necessary or appropriate to transfer and assign, as of the Effective Date, all right, title and interest of EVBS and each of its Subsidiaries to the Continuing Corporation and to permit the use and operation of the leased premises by the Continuing Corporation.

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Section 5.14  Change of Method.

SONA and EVBS shall be empowered, upon their mutual agreement and at any time prior to the Effective Date, to change the method or structure of effecting the combination of SONA and EVBS (including the provisions of Article 1 and Article 2), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (i) alter or change the Exchange Ratio, (ii) adversely affect the tax treatment of EVBS’s or SONA’s shareholders pursuant to this Agreement, (iii) adversely affect the tax treatment of EVBS or SONA pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated hereby in a timely manner. The parties hereto agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.

Section 5.15  Takeover Laws.

If any Takeover Laws may become, or may purport to be, applicable to the transactions contemplated hereby, each party hereto and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary and legally permissible (other than as contemplated by Section 5.3) so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such laws or regulations on any of the transactions contemplated by this Agreement.

Section 5.16  Certain Policies.

At Closing, EVBS shall, consistent with GAAP and applicable banking laws and regulations, modify or change its Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of SONA.

Section 5.17  Supplemental Indentures.

(a)          Prior to the Effective Date, EVBS and SONA shall take all actions necessary for SONA to enter into a supplemental indenture or other documents with the trustee of EVBS’s Floating Rate Junior Subordinated Deferrable Interest Debentures to evidence the succession of SONA as the obligor on those securities as of the Effective Date and the parties hereto shall provide any opinion of counsel to the trustee required to make such assumptions effective. SONA shall be responsible for the form of supplemental indenture, which form shall be reasonably acceptable to EVBS. SONA agrees to assume EVBS’s obligations under the above indenture and related subordinated debentures as well as under guaranty agreements related to the trust preferred securities issued by EVBS’s trust subsidiary, EVB Statutory Trust I.1

(b)          Prior to the Effective Date, EVBS and SONA shall take all actions necessary for SONA to enter into a supplemental indenture or other documents with the trustee of EVBS’s 6.50% Fixed to Floating Rate Subordinated Notes due 2025 to evidence the succession of SONA as the obligor on those securities as of the Effective Date and the parties hereto shall provide any opinion of counsel to the trustee required to make such assumptions effective. SONA shall be responsible for the form of supplemental indenture, which form shall be reasonably acceptable to EVBS. SONA agrees to assume EVBS’s obligations under the above indenture.

1 NTD: Reps/warranties related to trust preferred securities to be discussed.

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Section 5.18  Notice of Deadlines.

EVBS has set forth in Section 5.18 of its Disclosure Letter a complete and accurate list of the deadlines for extensions or terminations of all Material Contracts.

Section 5.19  Shareholder Litigation.

Each of EVBS and SONA shall give the other prompt notice of any shareholder litigation against such party or its directors or affiliates (or combination thereof) relating to the transactions contemplated by this Agreement and shall give the other the opportunity to participate in, but not control, the defense or settlement of any such litigation. In addition, no such settlement by EVBS shall be agreed to without SONA’s prior written consent, no such settlement by SONA shall be agreed to without EVBS’s prior written consent, and no such consent of SONA or EVBS shall be unreasonably withheld, conditioned or delayed.

Section 5.20  Section 16 Matters.

Prior to the Effective Date, if EVBS provides SONA the Section 16 Information reasonably in advance of the Effective Date, the parties will each take such steps as may be reasonably necessary or appropriate to cause any disposition of shares of EVBS Common Stock or conversion of any derivative securities in respect of shares of EVBS Common Stock in connection with the consummation of the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act. “Section 16 Information” shall mean information accurate in all respects regarding EVBS Insiders, the number of shares of EVBS Common Stock held by each such EVBS Insider and the number and description of the EVBS Stock Options held by each such EVBS Insider. “EVBS Insiders” shall mean those officers and directors of EVBS who are subject to the reporting requirements of Section 16(a) of the Exchange Act.

Section 5.21  EVB Stock Purchase Plans.

(a)          EVBS shall take all actions necessary or appropriate to (i) suspend the EVBS ESPP as of the sixth (6th) business day following the conclusion of purchases of EVBS Common Stock under the EVBS ESPP for the first quarter of the 2017 calendar year (the “EVBS ESPP Suspension Date”), (ii) suspend all payroll deductions authorized under the EVBS ESPP as of the EVBS ESPP Suspension Date, (iii) return in cash, without interest, all payroll deducted funds under the EVBS ESPP that have not been used to purchase shares of EVBS Common Stock as of the EVBS ESPP Suspension Date as promptly as possible thereafter, (iv) provide that no shares of EVBS Common Stock shall be purchased with payroll deducted funds (or otherwise) under the EVBS ESPP on or following the EVBS ESPP Suspension Date, and (v) terminate the EVBS ESPP immediately prior to the Effective Date.

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(b)          EVBS shall take all actions necessary or appropriate to (i) suspend the EVBS DRSPP as of the sixth (6th) business day following the conclusion of purchases of EVBS Common Stock under the EVBS DRSPP for the first quarter of the 2017 calendar year (the “EVBS DRSPP Suspension Date”), (ii) suspend all payroll deductions and voluntary cash payments authorized under the EVBS DRSPP as of the EVBS DRSPP Suspension Date, (iii) return in cash, without interest, all payroll deducted funds and voluntary cash payments under the EVBS DRSPP that have not be used to purchase shares of EVBS Common Stock as of the EVBS DRSPP Suspension Date as promptly as possible thereafter, (iv) provide that no shares of EVBS Common Stock shall be purchased with payroll deducted funds or voluntary cash payments (or otherwise) under the EVBS DRSPP on or following the EVBS DRSPP Suspension Date, and (v) terminate the EVBS DRSPP immediately prior to the Effective Date.

Article 6

conditions to the merger

Section 6.1  General Conditions.

The respective obligations of each party to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by each party pursuant to Section 8.3.

(a)          Corporate Action. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken, including without limitation the SONA Shareholder Approvals and the EVBS Shareholder Approval.

(b)          Regulatory Approvals. SONA and EVBS shall have received all Regulatory Approvals required in connection with the transactions contemplated by this Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect; provided, that no such approvals shall contain (i) any conditions, restrictions or requirements that would, after the Effective Date, have or be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on the Continuing Corporation (after giving effect to the Merger) in the reasonable opinion of SONA, or (ii) any conditions, restrictions or requirements that would, after the Effective Date, be unduly burdensome in the reasonable opinion of SONA.

(c)          Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(d)          NASDAQ Listing. The shares of the Continuing Corporation Common Stock to be issued to the holders of EVBS Common Stock upon consummation of the Merger shall have been authorized for listing on the NASDAQ Global Market, subject to official notice of issuance.

(e)          No Injunctions or Legal Restraints; Illegality. Neither party shall be subject to any order, decree or injunction of a Governmental Authority of competent jurisdiction that enjoins or prohibits or makes illegal the consummation of the Merger.

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(f)          Employment Agreement. The Continuing Corporation shall have entered into employment agreements with respect to employment with the Continuing Corporation and its subsidiaries after the Effective Date with Joe A. Shearin, J. Adam Sothen, Georgia S. Derrico, R. Roderick Porter and Thomas P. Baker, substantially in the forms attached hereto as Schedule 6.1(g)-A, Schedule 6.1(g)-B, Schedule 6.1(g)-C, Schedule 6.1(g)-D and Schedule 6.1(g)-E, respectively.

Section 6.2  Conditions to Obligations of SONA.

The obligations of SONA to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by SONA pursuant to Section 8.3.

(a)          Representations and Warranties. The representations and warranties of EVBS, after giving effect to Sections 3.1 and Section 3.2, shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and SONA shall have received a certificate, dated as of the Closing Date, signed on behalf of EVBS by the Chief Executive Officer and Chief Financial Officer of EVBS to such effect.

(b)          Performance of Obligations. EVBS shall have (i) performed all obligations required to be performed by it pursuant to Section 5.9 before the Closing Date and shall have delivered to SONA documents evidencing performance of such obligations, and (ii) other than with respect to Section 5.9, performed in all material respects all obligations required to be performed by it under this Agreement before the Closing Date, and SONA shall have received a certificate, dated as of the Closing Date, signed on behalf of EVBS by the Chief Executive Officer and Chief Financial Officer of EVBS to such effect.

(c)          Federal Tax Opinion. SONA shall have received a written opinion, dated the Closing Date, from its counsel Alston & Bird LLP in form and substance reasonably satisfactory to SONA, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of SONA and EVBS reasonably satisfactory in form and substance to such counsel.

Section 6.3  Conditions to Obligations of EVBS.

The obligations of EVBS to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by EVBS pursuant to Section 8.3.

(a)          Representations and Warranties. The representations and warranties of SONA, after giving effect to Sections 3.1 and Section 3.2, shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and EVBS shall have received a certificate, dated as of the Closing Date, signed on behalf of SONA by the Chief Executive Officer and Chief Financial Officer of SONA to such effect.

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(b)          Performance of Obligations. SONA shall have performed in all material respects all obligations required to be performed by it under this Agreement before the Closing Date, and EVBS shall have received a certificate, dated as of the Closing Date, signed on behalf of SONA by the Chief Executive Officer and Chief Financial Officer of SONA to such effect.

(c)          Federal Tax Opinion. EVBS shall have received a written opinion, dated the Closing Date, from its counsel, Troutman Sanders LLP (Richmond, Virginia), in form and substance reasonably satisfactory to EVBS, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of EVBS and SONA reasonably satisfactory in form and substance to such counsel.

(d)          Releases. SONA shall have obtained the general releases described in Section 5.12(e), each in a form reasonably acceptable to EVBS.

Article 7

termination

Section 7.1  Termination.

This Agreement may be terminated and the Merger and the other transactions contemplated hereby abandoned at any time before the Effective Date, whether before or after the approval of the Merger by the shareholders of SONA or EVBS, as provided below:

(a)          By the mutual consent in writing of SONA and EVBS;

(b)          By either SONA or EVBS, evidenced by written notice, if the Merger has not been consummated by November 30, 2017, provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Effective Date to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)          By either SONA or EVBS in the event any Regulatory Approval required to be obtained pursuant to Section 6.1(b) has been denied by the relevant Governmental Authority and such denial has become final and nonappealable or any Governmental Authority of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)          By either SONA or EVBS (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement or in breach of any covenant or agreement contained in this Agreement) in the event of a breach or inaccuracy of any representation or warranty of the other party contained in this Agreement which is not cured within thirty (30) days after the giving of written notice to the breaching party or by its nature cannot be cured within such time period and which breach or inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under Section 6.2(a) in the case of SONA and Section 6.3(a) in the case of EVBS;

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(e)          By either SONA or EVBS (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement or in breach of any covenant or agreement contained in this Agreement) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement which is not cured within thirty (30) days after the giving of written notice to the breaching party or by its nature cannot be cured within such time period;

(f)          By SONA, at any time prior to the EVBS Shareholder Approval, (i) if EVBS has failed to make the EVBS Board Recommendation, (ii) upon a Change in the EVBS Recommendation (including by, in the case of a tender or exchange offer, failing to promptly recommend rejection of such offer) or upon EVBS’s approval, adoption, endorsement or recommendation of any Acquisition Proposal or (iii) if EVBS has failed to comply in all material respects with its obligations under Section 5.4(b) and Section 5.5;

(g)          By either SONA or EVBS, if the EVBS Shareholder Approval shall not have been obtained at the EVBS Shareholders Meeting;

(h)          By EVBS, at any time prior to the SONA Shareholder Approvals, (i) if SONA has failed to make the SONA Board Recommendation, (ii) upon a Change in the SONA Recommendation (including by, in the case of a tender or exchange offer, failing to promptly recommend rejection of such offer) or upon SONA’s approval, adoption, endorsement or recommendation of any Acquisition Proposal or (iii) if SONA has failed to comply in all material respects with its obligations under Section 5.4(a) and Section 5.5;

(i)          By either EVBS or SONA, if the SONA Shareholder Approvals shall not have been obtained at the SONA Shareholders Meeting;

(j)          By SONA if the Board of Directors of SONA determines to enter into a definitive agreement to accept a Superior Proposal in accordance with Section 5.5(f), provided that SONA pays to EVBS the Termination Fee simultaneously with such termination pursuant to Section 7.4(d); or

(k)          By EVBS if the Board of Directors of EVBS determines to enter into a definitive agreement to accept a Superior Proposal in accordance with Section 5.5(f), provided that EVBS pays to SONA the Termination Fee simultaneously with such termination pursuant to Section 7.4(b).

Section 7.2  Effect of Termination.

In the event of termination of this Agreement by either party as provided in Section 7.1, none of SONA, EVBS, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability hereunder or in connection with the transactions contemplated hereby, except that (i) Section 5.2(c) (Confidentiality), Section 5.7 (Public Announcements), Section 7.1 (Termination), Section 7.2 (Effect of Termination), Section 7.4 (Termination Fee) and Article 8 (General Provisions) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

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Section 7.3  Non-Survival of Representations, Warranties and Covenants.

None of the representations, warranties, covenants or agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Date, except for Section 5.11 and for any other covenant and agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Date.

Section 7.4  Termination Fee.

(a)          In the event that (i) an Acquisition Proposal with respect to EVBS shall have been communicated to or otherwise made known to the shareholders, senior management or Board of Directors of EVBS, or any person or entity shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to EVBS after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by EVBS or SONA pursuant to Section 7.1(b) (if the EVBS Shareholder Approval has not theretofore been obtained), (B) by SONA pursuant to Section 7.1(d) or (e) or (C) by EVBS or SONA pursuant to Section 7.1(g) and (iii) prior to the date that is fifteen (15) months after the date of such termination EVBS enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then EVBS shall, on the earlier of the date it enters into such definitive agreement or the date of consummation of such transaction, pay SONA a fee equal to $7,500,000.00 (the “Termination Fee”) by wire transfer of immediately available funds to the account or accounts designated by SONA.

(b)          In the event this Agreement is terminated by SONA pursuant to Section 7.1(f) or by EVBS pursuant to Section 7.1(k), then EVBS shall, on the date of termination, pay SONA the Termination Fee by wire transfer of immediately available funds to the account or accounts designated by SONA.

(c)          In the event that (i) an Acquisition Proposal with respect to SONA shall have been communicated to or otherwise made known to the shareholders, senior management or Board of Directors of SONA, or any person or entity shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to SONA after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by SONA or EVBS pursuant to Section 7.1(b) (if the SONA Shareholder Approvals have not theretofore been obtained), (B) by EVBS pursuant to Section 7.1(d) or (e) or (C) by EVBS or SONA pursuant to Section 7.1(i) and (iii) prior to the date that is fifteen (15) months after the date of such termination SONA enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then SONA shall, on the earlier of the date it enters into such definitive agreement or the date of consummation of such transaction, pay EVBS the Termination Fee by wire transfer of immediately available funds to the account or accounts designated by EVBS.

(d)          In the event this Agreement is terminated by EVBS pursuant to Section 7.1(h) or by SONA pursuant to Section 7.1(j), then SONA shall, on the date of termination, pay EVBS the Termination Fee by wire transfer of immediately available funds to the account or accounts designated by EVBS.

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(e)          Each of SONA and EVBS acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, SONA and EVBS, respectively, would not enter into this Agreement. Accordingly, if SONA or EVBS, as applicable, fails promptly to pay the amount due pursuant to this Section 7.4, and, in order to obtain such payment, SONA or EVBS, as applicable, commences a suit which results in a judgment against the other party for the fee set forth in this Section 7.4, SONA or EVBS, as applicable, shall pay to the other party its fees and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

(f)          A party shall not be obligated to pay the Termination Fee on more than one occasion.

Section 7.5  Expenses.

Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC and other Governmental Authorities in connection with the Merger shall be borne equally by SONA and EVBS.

Article 8

General provisions

Section 8.1  Entire Agreement.

This Agreement, including the Disclosure Letters and Exhibits, contains the entire agreement between SONA and EVBS with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

Section 8.2  Binding Effect; No Third Party Rights.

This Agreement shall bind SONA and EVBS and their respective successors and assigns. Other than Section 5.9(e), Section 5.11 and Section 5.12(c), nothing in this Agreement is intended to confer upon any person, other than the parties hereto or their respective successors, any rights or remedies under or by reason of this Agreement.

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Section 8.3  Waiver and Amendment.

Any term or provision of this Agreement may be waived in writing at any time by the party that is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by a written instrument duly executed by the parties hereto at any time, whether before or after the later of the date of the SONA Shareholders Meeting or the EVBS Shareholders Meeting, except statutory requirements and requisite approvals of shareholders and Regulatory Approvals.

Section 8.4  Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof. The parties hereby consent and submit to the exclusive jurisdiction and venue of any state or federal court located in the Commonwealth of Virginia.

Section 8.5  Notices.

All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given (i) when personally delivered or facsimile transmitted (with confirmation), or (ii) on the third business day after being mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to SONA:

Georgia S. Derrico

Chairman of the Board and Chief Executive Officer

Southern National Bancorp of Virginia, Inc.

6830 Old Dominion Drive

McLean, Virginia 22101

Tele:  (703) 893-7400

with a copy to:

Mark C. Kanaly, Esq.

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309

Tele:  (404) 881-7000

Fax:   (404) 881-7777

If to EVBS:

Joe A. Shearin

President and Chief Executive Officer

Eastern Virginia Bankshares, Inc.

10900 Nuckols Road, Suite 325

Glen Allen, Virginia 23060

Tele:  (804) 443-8400

Fax:

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with a copy to:

Jacob A. Lutz, III, Esq.

Troutman Sanders LLP

Troutman Sanders Building

1001 Haxall Point

Richmond, Virginia 23219

Tele:  (804) 697-1490

Fax:   (804) 698-6014

Section 8.6  Counterparts; Facsimile Signature.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement. This Agreement may be executed by facsimile signature or other electronic transmission signature and such signature shall constitute an original for all purposes.

Section 8.7  Assignment; Third Party Beneficiaries.

Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise specifically provided, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.8  Specific Performance.

The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

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Section 8.9  Waiver of Jury Trial.

Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) it understands and has considered the implications of this waiver and (ii) it makes this waiver voluntarily.

Section 8.10 Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

[Remainder of page intentionally blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

By:	/s/ Georgia S. Derrico
Georgia S. Derrico
Chairman of the Board and Chief Executive Officer

EASTERN VIRGINIA BANKSHARES, INC.

By:	/s/ Joe A. Shearin
Joe A. Shearin
President and Chief Executive Officer

EXHIBIT 1.1(a)

To the Agreement and

Plan of Merger

PLAN OF MERGER
BETWEEN
SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.
AND
EASTERN VIRGINIA BANKSHARES, INC.

Pursuant to this Plan of Merger (the “Plan of Merger”), Eastern Virginia Bankshares, Inc., a Virginia corporation (“EVBS”), shall merge with and into Southern National Bancorp of Virginia, Inc., a Virginia corporation (“SONA”).

ARTICLE 1
Terms of the Merger

1.1           The Merger.

Subject to the terms and conditions of the Agreement and Plan of Merger, dated as of December 13, 2016, by and between SONA and EVBS (the “Agreement”), at the Effective Date (as defined herein), EVBS will be merged with and into SONA (the “Merger”), in accordance with the provisions of Virginia law, and with the effect specified in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”). The separate corporate existence of EVBS thereupon shall cease, and SONA will be the surviving corporation in the Merger (SONA as existing on and after the Effective Date is sometimes referred to herein as the “Continuing Corporation” whenever reference is made to it as of the Effective Date or thereafter). The Merger shall become effective on such date and time as may be determined in accordance with Section 1.3 of the Agreement (the “Effective Date”). Without limiting the generality of the foregoing, from and after the Effective Date, the Continuing Corporation shall possess all rights, privileges, properties, immunities, powers and franchises of EVBS, and all of the debts, liabilities, obligations, claims, restrictions and duties of EVBS shall become the debts, liabilities, obligations, claims, restrictions and duties of the Continuing Corporation.

ARTICLE 2
Merger Consideration; Exchange Procedures

2.1           Conversion of Shares.

At the Effective Date, by virtue of the Merger and without any action on the part of SONA or EVBS or the holder of any of the following securities:

(a)          Each share of common stock, par value $0.01 per share, of SONA (“SONA Common Stock”) issued and outstanding immediately prior to the Effective Date shall remain an issued and outstanding share of common stock of the Continuing Corporation and shall not be affected by the Merger.

(b)          All shares of common stock, par value $2.00 per share, of EVBS (“EVBS Common Stock”) issued and outstanding immediately prior to the Effective Date that are owned, directly or indirectly, by SONA or EVBS (other than shares of EVBS Common Stock held in trust accounts (including grantor or rabbi trust accounts), managed accounts and similar accounts, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties) (any such shares, the “EVBS Cancelled Shares”) shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)          Subject to Section 2.2 of this Plan of Merger, each share of EVBS Common Stock, except for EVBS Cancelled Shares, issued and outstanding immediately prior to the Effective Date will cease to be outstanding and will be converted into and exchanged for the right to receive 0.6313 shares (the “Exchange Ratio”) of validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Continuing Corporation (“Continuing Corporation Common Stock”) (together, with any cash in lieu of fractional shares of Continuing Corporation Common Stock to be paid pursuant to Section 2.5 of this Plan of Merger, the “Common Stock Merger Consideration”).

(d)          Subject to Section 2.2 of this Plan of Merger, each share of EVBS Non-Voting Mandatorily Convertible Non-Cumulative Preferred Stock, Series B, par value $2.00 per share (“EVBS Series B Preferred Stock”), issued and outstanding immediately prior to the Effective Date will cease to be outstanding and will be converted automatically into and exchanged for the right to receive, at the election of the holder of such share of EVBS Series B Preferred Stock, either: (i) 0.6313 shares (equal to the Exchange Ratio) of validly issued, fully paid and nonassessable shares of Continuing Corporation Common Stock; or (ii) 0.6313 shares (equal to the Exchange Ratio) of validly issued, fully paid and nonassessable shares of non-voting common stock of the Continuing Corporation, par value $0.01 per share (“Continuing Corporation Non-Voting Common Stock”). The shares of Continuing Corporation Common Stock and Continuing Corporation Non-Voting Common Stock payable pursuant to this Section 2.1(d) shall be referred to as the “Preferred Stock Merger Consideration”, and together with the Common Stock Merger Consideration, the “Merger Consideration”).

(e)          If, between the date hereof and the Effective Date, the outstanding shares of SONA Common Stock or EVBS Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, stock dividend, stock split, reverse stock split or similar change in capitalization, appropriate and proportionate adjustments shall be made to the Exchange Ratio.

2.2           Exchange Procedures.

(a)          Appointment of Exchange Agent. Prior to the Effective Date, SONA shall appoint an exchange and paying agent reasonably acceptable to EVBS (the “Exchange Agent”) for the payment and exchange of the Merger Consideration.

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(b)          SONA to Make Merger Consideration Available. At or promptly after the Effective Date, SONA shall for the benefit of holders of shares of EVBS Common Stock and EVBS Series B Preferred Stock and for exchange in accordance with this Article 2, (i) deposit, or cause to be deposited, with the Exchange Agent an amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article 2 in lieu of fractional shares of Continuing Corporation Common Stock and Continuing Corporation Non-Voting Common Stock, (ii) duly authorize and direct issuance by the Exchange Agent of non-certificated shares represented by book-entry registry of Continuing Corporation Common Stock payable pursuant to this Article 2 and (iii) duly authorize and direct issuance by the Exchange Agent of certificated shares of Continuing Corporation Non-Voting Common Stock payable pursuant to this Article 2.

(c)          Distributions to Holders of EVBS Common Stock and EVBS Series B Preferred Stock. Upon the Effective Date, each holder of an outstanding share of EVBS Common Stock and EVBS Series B Preferred Stock who has properly surrendered such Certificates (as defined herein) or non-certificated shares represented by book-entry registry of EVBS Common Stock (the “Book-Entry Shares”) to the Exchange Agent (or affidavits of loss in lieu of such certificates), (i) (x) the holder of such Certificate or Book-Entry Share representing EVBS Common Stock will be entitled to evidence of issuance in book-entry form the number of whole shares of Continuing Corporation Common Stock (except if such holder has made an election to receive a physical stock certificate pursuant to Section 2.2(e) of this Plan of Merger) and (y) the holder of such Certificate representing EVBS Series B Preferred Stock will be entitled to receive a physical stock certificate for the number of whole shares of Continuing Corporation Common Stock and/or Continuing Corporation Non-Voting Common Stock elected by such holder pursuant to Section 2.1(d) of this Plan of Merger and (ii) the amount of cash, if any, into which the aggregate number of shares of EVBS Common Stock or EVBS Series B Preferred Stock, as applicable, previously represented by such Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Plan of Merger. The Exchange Agent shall not be obligated to deliver the consideration to which any former holder of EVBS Common Stock or EVBS Series B Preferred Stock is entitled as a result of the Merger until such holder surrenders his, her or its Certificates or Book-Entry Shares for exchange as provided in this Section 2.2. Any other provision of this Plan of Merger notwithstanding, neither the Continuing Corporation nor the Exchange Agent shall be liable to a holder of the EVBS Common Stock or EVBS Series B Preferred Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.

(d)          Election Procedures for EVBS Series B Preferred Stock. Each holder of EVBS Series B Preferred Stock has previously provided to SONA a written agreement (the “Series B Voting Agreement and Election”), which sets forth such holders election to receive either the Continuing Corporation Common Stock or the Continuing Corporation Non-Voting Common Stock, or a combination thereof, as provided in Section 2.1(d) of this Plan of Merger. Prior to the Effective Date, SONA shall provide the completed Series B Voting Agreement and Elections to the Exchange Agent. A holder of EVBS Series B Preferred Stock may revoke or change its election in accordance with the terms set forth in the Series B Voting Agreement and Election no later than five (5) days prior to the anticipated Effective Date or on such other date as SONA and EVBS shall mutually agree (the “Election Deadline”). In the event an election is revoked prior to the Election Deadline, the shares of EVBS Series B Preferred Stock represented by such Election Form shall become “No Election Shares,” and the holders of such No Election Shares shall be deemed to have made an election to receive the Continuing Corporation Common Stock, except to the extent a subsequent election is properly made with respect to any or all of such shares of EVBS Series B Preferred Stock prior to the Election Deadline. Subject to the terms of this Agreement and of the Series B Voting Agreement and Election, SONA shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Series B Voting Agreement and Election, and any good faith decisions of SONA regarding such matters shall be binding and conclusive. None of SONA, EVBS or the Exchange Agent shall be under any obligation to notify any person of any defect in a Series B Voting Agreement and Election.

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(e)          Letter of Transmittal. SONA shall take all steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Date, to mail to each holder of (i) an outstanding Certificate or outstanding Certificates that immediately prior to the Effective Date represented outstanding shares of EVBS Common Stock of EVBS Series B Preferred Stock (the “Certificates”) or (ii) Book-Entry Shares, which in each case, were converted into the right to receive the Merger Consideration with respect thereto, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates and Book-Entry Shares for the Merger Consideration into which the shares of such EVBS Common Stock and EVBS Series B Preferred Stock have been converted pursuant to this Plan of Merger. Such letter of transmittal shall permit each holder of Certificates or Book-Entry Shares to elect to receive, in lieu of shares of Continuing Corporation Common Stock or Continuing Corporation Non-Voting Common Stock, as applicable, represented by book-entry registry, a physical stock certificate representing shares of Continuing Corporation Common Stock or Continuing Corporation Non-Voting Common Stock, as applicable, payable pursuant to this Article 2.

(f)          Lost Certificates. A holder of EVBS Common Stock or EVBS Series B Preferred Stock whose Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to receive its portion of the Merger Consideration and dividends or distributions to which such shareholder shall be entitled, if any, upon compliance with reasonable conditions imposed by the Continuing Corporation and the Exchange Agent pursuant to applicable law and as required in accordance with the Continuing Corporation’s and the Exchange Agent’s standard policy (including the requirement that the shareholder furnish an affidavit of lost certificate, surety bond or other customary indemnity).

2.3           Rights of Former Holders of EVBS Common Stock and EVBS Series B Preferred Stock.

(a)          At the Effective Date, the stock transfer books of EVBS shall be closed as to holders of EVBS Common Stock and EVBS Series B Preferred Stock, and no transfer of EVBS Common Stock or EVBS Series B Preferred Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.2 of this Plan of Merger, each Book-Entry Share or Certificate shall from and after the Effective Date represent for all purposes only the right to receive the applicable portion of the Merger Consideration in exchange therefor. To the extent permitted by law, former holders of record of EVBS Common Stock and EVBS Series B Preferred Stock shall be entitled to vote after the Effective Date at any meeting of Continuing Corporation shareholders the number of whole shares of Continuing Corporation Common Stock into which their respective shares of EVBS Common Stock and EVBS Preferred Stock are converted, regardless of whether such holders have surrendered their Book-Entry Shares or Certificates for exchange as provided in Section 2.2 of this Plan of Merger, but beginning thirty (30) days after the Effective Date, no such holder shall be entitled to vote on any matter until such holder surrenders such Certificate or Book-Entry Share for exchange as provided in this Article 2. Whenever a dividend or other distribution is declared by the Continuing Corporation on the Continuing Corporation Common Stock or the Continuing Corporation Non-Voting Common Stock, the record date for which is at or after the Effective Date, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Plan of Merger, but no dividend or other distribution payable to the holders of record of EVBS Common Stock or EVBS Series B Preferred Stock, if any, as of any time subsequent to the Effective Date shall be delivered to the holder of any Book-Entry Share or Certificate issued and outstanding at the Effective Date until such holder surrenders such Book-Entry Share or Certificate for exchange as provided in Section 2.2 of this Plan of Merger. However, upon surrender of such Book-Entry Share or Certificate representing EVBS Common Stock or EVBS Series B Preferred Stock, the Merger Consideration, together with all such undelivered dividends or other distributions without interest, shall be delivered and paid with respect to each Book-Entry Share or other share represented by such Certificate.

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2.4           EVBS Stock Options and Other Equity-Based Awards.

(a)          At the Effective Date, each option to purchase shares of EVBS Common Stock (an “EVBS Stock Option”) granted under an equity or equity-based compensation plan of EVBS (an “EVBS Stock Plan”) that is outstanding immediately prior to the Effective Date shall vest and be converted into and become an option to purchase shares of Continuing Corporation Common Stock (each, an “Assumed Option”), and the Continuing Corporation shall assume each Assumed Option, in accordance with the terms of the EVBS Stock Plan and award agreement by which it is evidenced, except that (i) each Assumed Option assumed by the Continuing Corporation may be exercised solely for shares of Continuing Corporation Common Stock, (ii) the number of shares of Continuing Corporation Common Stock subject to such Assumed Option shall be equal to the number of shares of EVBS Common Stock subject to such Assumed Option immediately prior to the Effective Date multiplied by the Exchange Ratio and rounding down to the nearest share and (iii) the per share exercise price of such Assumed Option shall be adjusted by dividing the per share exercise price of such Assumed Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the foregoing, the method of adjusting each Assumed Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) shall comply with the requirements of Section 424 of the Code and the regulations promulgated thereunder and the method of adjusting all other Assumed Options shall comply with Section 409A of the Code and the regulations promulgated thereunder, so as not to constitute a modification of such Assumed Option that would cause such Assumed Option to violate Code Section 409A. At the Effective Date, the Continuing Corporation shall assume the EVBS Stock Plans; provided that such assumption shall only be with respect to the Assumed Options, and the Continuing Corporation shall have no obligation to make any additional grants or awards under the EVBS Stock Plans.

(b)          The Continuing Corporation shall deliver to the holders of Assumed Options, as soon as practicable after the Effective Date, any required notices setting forth such holders’ rights pursuant to the Assumed Option and stating that such Assumed Option has been issued by the Continuing Corporation and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.4).

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(c)          At the Effective Date, each share of EVBS Common Stock subject to time-based or performance-based vesting restrictions granted under a EVBS Stock Plan (a “EVBS Stock Award”) that is outstanding immediately prior to the Effective Date shall become fully vested and nonforfeitable and shall be converted automatically into and shall thereafter represent the right to receive, without interest, the Merger Consideration, less the amount of any required withholding Tax (as defined in the Agreement), and the shares of EVBS Common Stock subject to such EVBS Stock Award will be treated in the same manner as all other shares of EVBS Common Stock for such purposes.

2.5           No Fractional Shares.

Each holder of shares of EVBS Common Stock or EVBS Series B Preferred Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of Continuing Corporation Common Stock or Continuing Corporation Non-Voting Common Stock, as applicable, shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Continuing Corporation Common Stock or Continuing Corporation Non-Voting Common Stock, as applicable, multiplied by the closing sale price of SONA Common Stock on the NASDAQ Global Market for the trading day immediately preceding (but not including) the Effective Date.

2.6           Withholding Rights.

The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Plan of Merger to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign Tax (as defined in the Agreement) law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority (as defined in the Agreement) by the Exchange Agent, such amounts withheld will be treated for all purposes of this Plan of Merger as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent.

ARTICLE 3
Articles of Incorporation and Bylaws of the Continuing Corporation

The Articles of Incorporation and Bylaws of SONA as in effect and amended through the Effective Date, will be the Articles of Incorporation and Bylaws of the Continuing Corporation.

ARTICLE 4
Conditions Precedent

The obligations of EVBS and SONA to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.

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ARTICLE 5
Amendment

This Plan of Merger may be amended by EVBS and SONA at any time prior to the Effective Date, whether before or after receipt of the SONA Shareholder Approval (as defined in the Agreement) and the EVBS Shareholder Approval (as defined in the Agreement), provided, however, that after either such approval has been obtained, there shall be made no amendment that by applicable law would require further approval by the holders of EVBS Common Stock or SONA Common Stock, including to effect any of the changes listed in Section 13.1-716E of the VSCA.

ARTICLE 6
Termination

This Plan of Merger may be terminated at any time before the Effective Date by the parties hereto as provided in Article 7 of the Agreement.

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EXHIBIT 1.4(c)

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

The undersigned, on behalf of the corporation as set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:

1.          The name of the corporation immediately prior to restatement is Southern National Bancorp of Virginia, Inc. The corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Virginia on July 28, 2004 under the name Southern Commerce Bancorp, Inc., amended on January 31, 2005 to change the name of this Corporation to Southern National Bancorp of Virginia, Inc., and amended on April 13, 2006 to classify the board of directors of the Corporation.

2.          This Amended and Restated Certificate of Incorporation (the “Restatement”), which restates, integrates and further amends the certificate of incorporation of the corporation, has been duly adopted by the corporation on [____________,____].

3.          This Restatement was proposed by the board of directors and submitted to the stockholders in accordance with the provisions of Title 13.1, Chapter 9 of the Code of Virginia, and:

a.           The designation, number of outstanding shares, and number of votes entitled to be case by each voting group entitled to vote separately on the Restatement were:

Designation	Number of outstanding shares	Number of shares
[Common Stock]

b.           The total number of votes cast for and against the Restatement by each voting group entitled to vote separately on the Restatement was:

Voting Group	Total votes FOR	Total votes AGAINST
[Common Stock]

c.           And the number cast for the Restatement by each voting group was sufficient for approval by that voting group.

4.          The text of the Certificate of Incorporation is amended and restated to read as set forth in Exhibit A attached hereto.

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IN WITNESS WHEREOF, Southern National Bancorp of Virginia, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the corporation, on [______________].

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

By:
Name:
Title:
Corporation SCC ID Number: _________________

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Exhibit A

Article 1. Name. The name of the corporation is Southern National Bancorp of Virginia, Inc. (hereinafter referred to as the “Corporation”).

Article 2. Duration. The period of duration of the Corporation shall be perpetual.

Article 3. Registered Office and Registered Agent. The address of the registered office of the Corporation in the Commonwealth of Virginia is 550 Broadview Avenue, Warrenton, VA 20186, which is located in Fauquier County. The name of the registered agent at such address is William H. Lagos, who is a resident of the Commonwealth of Virginia.

Article 4. Purpose of Corporation. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Stock Corporation Act of the Commonwealth of Virginia.

Article 5. Capital Stock.

A. Total Capital Stock. The total number of shares of capital stock which the Corporation has authority to issue is 50,000,000, of which 5,000,000 shall be preferred stock, $.01 par value per share (hereinafter the “Preferred Stock”), and 45,000,000 shall be common stock, par value $.01 per share. The Common Stock shall consist of two separate classes, of which 41,000,000 shares shall be designated as Voting Common Stock (the “Voting Common Stock”) and 4,000,000 shares shall be designated as Non-Voting Common Stock (the “Non-Voting Common Stock,” and together with the Voting Common Stock, the “Common Stock”).

B. The Common Stock.

(a)          Each holder of Voting Common Stock, as such, shall be entitled to one vote for each share of Voting Common Stock held of record by such holder on all matters on which shareholders generally are entitled to vote. The holders of Non-Voting Common Stock, as such, shall have no voting power and shall not be entitled to vote on any matter except as otherwise required by law or as otherwise expressly provided for herein.

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(b)          Except as otherwise provided herein, Non-Voting Common Stock shall in all other respects carry the same rights and privileges as Voting Common Stock (including in respect of dividends and in respect of distributions upon any dissolution, liquidation or winding up of the Corporation) and be treated the same as Voting Common Stock (including in any merger, consolidation, share exchange, reclassification or other similar transaction, as described in Article 5D.); provided that, if the Corporation shall in any manner split, subdivide or combine (including by way of a dividend payable in shares of Voting Common Stock or Non-Voting Common Stock) the outstanding shares of Voting Common Stock or Non-Voting Common Stock, the outstanding shares of the other such class of stock shall likewise be split, subdivided or combined in the same manner proportionately and on the same basis per share, provided further, no dividend or distribution payable in Voting Common Stock shall be declared on the Non-Voting Common Stock and no dividend or distribution payable in Non-Voting Common Stock shall be declared on the Voting Common Stock, but instead, in the case of a stock dividend or distribution, each class of Common Stock shall receive such dividend or distribution in like stock; and provided further, if any dividend or distribution is payable in rights or warrants to subscribe for Voting Common Stock or purchase Voting Common Stock (including pursuant to a conversion feature in a debt or equity security), the corresponding dividend or distribution payable on the Non-Voting Common Stock shall consist of an identical right or warrant except that such right or warrant shall be a right or warrant to subscribe for a number of shares of Non-Voting Common Stock equal to the number of shares of Voting Common Stock that would otherwise be subject to such right or warrant. The Corporation shall not declare a dividend or distribution to the holders of the Voting Common Stock unless a dividend or distribution (as described above) is also made to the holders of Non-Voting Common Stock in accordance with this Article 5B.(b). Each declared dividend or distribution shall be payable to the holders of record of Non-Voting Common Stock at the same time as dividends or distributions are payable to the holders of record of Voting Common Stock. Notwithstanding the foregoing, and in addition to any other vote required by law, the affirmative vote of a majority of the outstanding shares of Non-Voting Common Stock, voting separately as a class, shall be required for the Corporation to (i) increase the authorized number of shares of Non-Voting Common Stock, (ii) enter into any agreement, contract or understanding or otherwise incur any obligation which by its terms would violate or be in conflict in any material respect with, or significantly and adversely affect, the powers, rights or preferences of the Non-Voting Common Stock, (iii) amend, alter or repeal (including by merger, consolidation or otherwise) any provision of these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation that significantly and adversely affects the powers, preferences or rights of the Non-Voting Common Stock, or (iv) amend or waive any provision in these Amended and Restated Articles of Incorporation applicable to the holders of the Non-Voting Common Stock.

C. Conversion of Common Stock.

(a)          Shares of Non-Voting Common Stock may be converted into an equal number of shares of Voting Common Stock following one or more of the following alternatives (each, an “Approved Transfer”): (i) in a widespread public distribution of Common stock, including pursuant to Rule 144 under the Securities Act of 1933, as amended, (ii) upon a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of Voting Securities, (iii) upon a transfer to a transferee that would control more than 50% of the Voting Securities without any transfer from the transferor or (iv) if the Board of Directors of the Corporation acting in its sole and absolute discretion has approved such conversion and such conversion would not result in the holder of such shares beneficially owning, together with its Affiliates, more than 4.9% (or, in the case of (a) Castle Creek Capital Partners IV, LP, and each of its respective Affiliates, successors and assigns, including, with respect to any shares of Non-Voting Common Stock originally issued to Castle Creek Capital Partners IV, LP, any person to whom any such shares are sold, assigned or otherwise transferred, or (b) GCP III EVB LLC, and each of its respective Affiliates, successors and assigns, including, with respect to any shares of Non-Voting Common Stock originally issued to GCP III EVB LLC, any person to whom any such shares are sold, assigned or otherwise transferred, only, 9.9%) of the outstanding shares of Voting Common Stock, excluding for the purpose of this calculation any reduction in ownership resulting from any sale, transfer, assignment or other disposition (including by merger, reorganization, operation of law or otherwise) by such holder and its affiliates of Voting Common Stock. The term “Voting Securities” means capital stock of the Corporation that is then entitled to vote generally in the election of directors of the Corporation. The term “Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person, including as such term is defined in Section 2(k) of the Bank Holding Company Act of 1956, as amended. For the purposes of this definition, “control” when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

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(b)          Following an Approved Transfer, upon the physical surrender of the certificate representing a share of Non-Voting Common Stock converted pursuant to Article 5C.(a). to the Corporation, together with a written certification to the effect that such shares of Non-Voting Common Stock are being transferred in accordance with Article 5C.(a) (a “Transfer Certification”), the Corporation will, or will cause its transfer agent to, issue and deliver a new certificate, registered as the holder making the transfer may request, representing the aggregate number of shares of Voting Common Stock issued upon conversion of the shares of Non-Voting Common Stock being transferred pursuant to Article 5C.(a) and represented by such certificate (provided that, if the transfer agent for the Voting Common Stock is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and the transferee is eligible to receive shares through DTC, the transfer agent shall instead credit such number of full shares of Voting Common Stock to such transferee’s balance account with DTC through its Deposit/Withdrawal at Custodian system). The failure of any holder making the transfer of shares of Non-Voting Common Stock to deliver to the Corporation a Transfer Certification in accordance with this Article 5C.(a). shall be deemed, for all purposes, to be a certification by such transferor holder that such proposed transfer shall not be made in accordance with this Article 5C.(a). In the event that less than all of the shares of Non-Voting Common Stock represented by a certificate are transferred pursuant to Art this Article 5C.(a), the Corporation shall promptly issue a new certificate registered in the name of the transferor Holder representing such remaining shares of Non-Voting Common Stock not subject to such Transfer.

(c)          Upon a conversion pursuant to this Article 5C., each converted share of Non-Voting Common Stock shall be retired. The Corporation shall from time to time reserve for issuance the number of shares of Voting Common Stock into which all outstanding shares of Non-Voting Common Stock may be converted. All shares of Voting Common Stock delivered upon conversion of the Non-Voting Common Stock shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests, and other encumbrances (other than liens, claims, security interests and other encumbrances created by the applicable holder(s)). Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Non-Voting Common Stock, the Corporation shall use its reasonable best efforts to comply with any federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

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(d)          The Corporation hereby covenants and agrees that, if at any time the Voting Common Stock shall be traded on the Nasdaq Global Select Market or any other national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed, so long as the Voting Common Stock shall be so listed on such exchange, all the Voting Common Stock issuable upon conversion of the Non-Voting Common Stock; provided, however, that if the rules of such exchange require the Corporation to defer the listing of such Voting Common Stock until the first conversion of the Non-Voting Common Stock into Voting Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Voting Common Stock issuable upon conversion of the Non-Voting Common Stock in accordance with the requirements of such exchange at such time.

(e)          The Corporation shall not close its books against the transfer of Non-Voting Common Stock or of Voting Common Stock issued or issuable upon conversion of Non-Voting Common Stock in any manner which interferes with the timely conversion of Non-Voting Common Stock. The Corporation shall assist and cooperate with any holder of Non-Voting Common Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Non-Voting Common Stock hereunder (including, without limitation, making any governmental filings required to be made by the Corporation), but the Corporation shall not be obligated to reimburse any holder of Non-Voting Common Stock for expenses incurred in connection therewith.

(f)          If any fractional interest in a share of capital stock would, except as otherwise required by this Article 5C, be delivered upon any conversion of the Non-Voting Common Stock, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the market value of such fractional interest as of the date of conversion.

D. Mergers, Etc. In the event of any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets, exchange or tender offer by the Corporation or any of its subsidiaries, or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation and whether automatically or at their election) stock, securities or assets with respect to or in exchange for Common Stock, each share of Non-Voting Common Stock will at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities or assets, as the case may be, that each share of Voting Common Stock would be entitled to receive as a result of such transaction, provided that at the election of such holder, any securities issued with respect to the Non-Voting Common Stock shall be non-voting securities under the resulting corporation’s organizational documents and the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Non-Voting Common Stock then outstanding) and take such actions necessary to ensure that holders of the Non-Voting Common Stock shall retain securities with substantially the same privileges, limitations and relative rights as the Non-Voting Common Stock. Subject to the foregoing, in the event the holders of Voting Common Stock are provided the right to convert or exchange Voting Common Stock for stock, securities or assets, then the holders of the Non-Voting Common Stock shall be provided the same right based upon the number of shares of Voting Common Stock such holders would be entitled to receive if such shares of Non-Voting Common Stock were converted into shares of Voting Common Stock immediately prior to such offering. In the event that the Corporation offers to repurchase shares of Voting Common Stock from its shareholders generally, the Corporation shall offer to repurchase Non-Voting Common Stock pro rata based upon the number of shares of Voting Common Stock such holders would be entitled to receive if such shares were converted into shares of Voting Common Stock immediately prior to such repurchase. In the event of any pro rata subscription offer, rights offer or similar offer to holders of Voting Common Stock, the Corporation shall provide the holders of the Non-Voting Common Stock the right to participate based upon the number of shares of Voting Common Stock such holders would be entitled to receive if such shares were converted into shares of Voting Common Stock immediately prior to such offering; provided that at the election of such holder, any shares issued with respect to the Non-Voting Common Stock shall be issued in the form of Non-Voting Common Stock rather than Voting Common Stock.

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E. The Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock. Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares thereof:

(a) the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

(b) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

(d) whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

(e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or upon any distribution of the assets of the Corporation;

(f) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of this class or any other securities, and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

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(h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of this class;

(i) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and

(j) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall accrue and/or be cumulative. Shares of the capital stock of the Corporation may be issued from time to time as authorized by the Board of Directors without further approval of the stockholders except to the extent such approval is required by governing law, rule or regulation.

Article 6. Preemptive Rights. No holder of the capital stock of the Corporation shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever of the Corporation, or of treasury shares, or of securities convertible into stock of any class whatsoever, whether now or hereafter authorized, or whether issued for cash or other consideration or by way of a dividend.

Article 7. Directors. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.

A. Term. Commencing with the 2006 annual meeting of stockholders, the directors shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, with the term of office of the first class, which will consist of Robin R. Shield and R. Roderick Porter, to expire at the 2007 annual meeting of stockholders, the term of office of the second class, which will consist of Michael A. Gaffney and John J. Forch, to expire at the 2008 annual meeting of stockholders, and the term of office of the third class, which will consist of Neil J. Call, Georgia S. Derrico and Charles A. Kabbash, to expire at the 2009 annual meeting of stockholders, with each director to hold office until his successor shall have been duly elected and qualified. At each annual meeting of stockholders commencing with the 2007 annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his successor shall have been duly elected and qualified. Stockholders of the Corporation shall not be permitted to cumulate their votes for the election of directors.

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B. Vacancies. Except as otherwise fixed pursuant to the provisions of Article 5E. hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors, any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of directors, may be filled by the affirmative vote of a majority of the directors then in office, whether or not a quorum is present, or by a sole remaining director, and any director so chosen shall hold office for the remainder of the term to which the director has been selected and until such director’s successor shall have been elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

C. Removal. Subject to the rights of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect directors, any director (including persons elected by the directors to fill vacancies in the Board of Directors) may be removed from office only with cause by an affirmative vote of not less than 75% of the shares of the Corporation entitled to vote generally in an election of directors (the “Voting Shares”) at a duly constituted meeting of stockholders called expressly for such purpose. Cause for removal shall exist only if the director whose removal is proposed has been either declared incompetent by an order of a court, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such director’s duties to the Corporation. At least 30 days prior to such meeting of stockholders, written notice shall be sent to the director whose removal will be considered at the meeting.

D. Evaluation of Acquisition Proposals. The Board of Directors of the Corporation, when evaluating any offer to the Corporation or to the stockholders of the Corporation from another party to (a) purchase for cash, or exchange any securities or property for, any outstanding equity securities of the Corporation, (b) merge or consolidate the Corporation with another corporation or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, may, consistent with the exercise of its fiduciary duties and in connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its stockholders, give due consideration to the extent permitted by law not only to the price or other consideration being offered, but also to all other relevant factors including, without limitation, the financial and managerial resources and future prospects of the other party, the possible effects on the business of the Corporation and its subsidiaries and on the employees, customers, suppliers and creditors of the Corporation and its subsidiaries, the effects on the ability of the Corporation to fulfill its corporate objectives as a holding company and on the ability of its subsidiary bank to fulfill its objectives as a bank, and the effects on the communities in which the Corporation’s and its subsidiaries’ facilities are located.

Article 8. Liability of Directors and Officers. The personal liability of the directors and officers of the Corporation for monetary damages shall be eliminated to the fullest extent permitted by the Stock Corporation Act of the Commonwealth of Virginia. No amendment, modification or repeal of this Article 8 shall adversely affect the rights provided hereby with respect to any claim, issue or matter in any proceeding that is based in any respect on any alleged action or failure to act prior to such amendment, modification or repeal.

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Article 9. Indemnification. The Corporation shall indemnify its directors, officers, employees, agents and former directors, officers, employees and agents, and any other persons serving at the request of the Corporation as a director, officer, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) incurred in connection with any pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, with respect to which such director, officer, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the Stock Corporation Act of the Commonwealth of Virginia. The indemnification provided herein (i) shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any bylaw, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity, and (ii) shall inure to the benefit of the heirs, executors and administrators of any such person. The Corporation shall have the power, but shall not be obligated, to purchase and maintain insurance on behalf of any person or persons enumerated above against any liability asserted against or incurred by them or any of them arising out of their status as corporate directors, officers, employees, or agents whether or not the Corporation would have the power to indemnify them against such liability under the provisions of this Article 9.

Article 10. Special Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock, special meetings of the stockholders may be called only by the Chairman of the Board, by the President, by the Board of Directors pursuant to a resolution approved by the affirmative vote of at least three-fourths of the directors then in office, or by the holders of record of not less than forty percent (40%) of the then outstanding Voting Shares.

Article 11. Consent of Stockholders in Lieu of a Meeting. Any action required to be taken by the stockholders at any annual or special meeting of such stockholders, or any action which may be taken at any annual or special meeting of stockholders of this Corporation, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its principal office.

Article 12. Election By Corporation. The Corporation expressly elects not to be governed by Article 14, Section 13.1-725 et seq. (“Affiliated Transactions”) and Article 14, Section 13.1-728.1 et seq. (“Control Share Acquisitions”), both of the Stock Corporation Act of the Commonwealth of Virginia (or any successor to such statute).

Article 13. Amendment of Articles of Incorporation and Bylaws.

A. Articles of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred upon stockholders herein are granted subject to this reservation. Except as otherwise permitted by statute, no amendment, addition, alteration, change or repeal of these Amended and Restated Articles of Incorporation shall be made unless it is first approved by the Board of Directors of the Corporation pursuant to a resolution adopted by the affirmative vote of a majority of the directors then in office, and is thereafter approved by the affirmative vote of a majority of the Voting Shares, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof.

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B. Bylaws. The Board of Directors or stockholders may adopt, alter, amend or repeal the Bylaws of the Corporation. Such action by the Board of Directors shall require the affirmative vote of a majority of the directors then in office at any regular or special meeting of the Board of Directors. Such action by the stockholders shall require the affirmative vote of at least a majority of the Voting Shares, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof.

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Exhibit 1.5(a)

AGREEMENT AND PLAN OF MERGER OF
EVB
WITH AND INTO
SONABANK

This Agreement and Plan of Merger (this “Bank Merger Agreement”), dated as of [●], is by and between EVB, Tappahannock, Virginia (“EVB”) and Sonabank, McLean, Virginia (“Sonabank”). All capitalized terms used herein but not defined herein shall have the respective meanings assigned to them in the Agreement and Plan of Merger (the “Parent Merger Agreement”), dated as of December 13, 2016, between Southern National Bancorp of Virginia, Inc. (“SONA”) and Eastern Virginia Bankshares, Inc. (“EVBS”).

WHEREAS, EVB is a Virginia chartered banking corporation and a wholly owned subsidiary of EVBS with its principal office at 330 Hospital Road, Tappahannock, Virginia 22560, with an authorized capitalization of [●] shares of common stock, par value $1,250.00 per share (“EVB Capital Stock”), of which [●] shares are issued and outstanding; and

WHEREAS, Sonabank is a Virginia chartered banking corporation and a wholly owned subsidiary of SONA with its principal office at 6830 Old Dominion Drive, McLean, Virginia 22101, with an authorized capitalization of 45,000,000 shares of common stock, par value $0.01 per share, of which [●] shares are issued and outstanding and 5,000,000 shares of preferred stock, par value $0.01 per share, of which [●] shares are issued and outstanding; and

WHEREAS, SONA and EVBS have entered into the Parent Merger Agreement, pursuant to which EVBS will merge with and into SONA, with SONA surviving (the “Parent Merger”); and

WHEREAS, Sonabank and EVB desire to merge on the terms and conditions herein provided following the effective time of the Parent Merger, and each of the Boards of Directors of Sonabank and EVB has determined that the Bank Merger (as defined herein) is in the best interests of its respective bank, has approved the Bank Merger and has authorized its respective bank to enter into this Bank Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.           The Bank Merger. Subject to the terms and conditions of the Parent Merger Agreement and this Bank Merger Agreement, at the Effective Time (as defined herein), EVB shall merge with and into Sonabank (the “Bank Merger”) under the laws of the Commonwealth of Virginia and with the effect set forth in Sections 6.2-822C and 13.1-721 of the Virginia Code. Sonabank shall be the surviving bank of the Bank Merger (the “Surviving Bank”) pursuant to Section 6.2-822 of the Virginia Code. The parties shall file Articles of Merger meeting the requirements of Section 13.1-720 of the Virginia Code (the “Articles of Merger”) with the Virginia State Corporation Commission (the “SCC”).

2.           Effects of the Bank Merger. Upon consummation of the Bank Merger, and in addition to the effects set forth in Sections 6.2-822C and 13.1-721 of the Virginia Code and the provisions of other applicable law:

(i)          The separate existence of EVB shall cease, and the Surviving Bank shall continue its existence under the laws of the Commonwealth of Virginia as a Virginia-chartered banking corporation. At the Effective Time, the Surviving Bank shall be considered the same business and corporate entity as EVB and Sonabank with all the rights, powers and duties of each of EVB and Sonabank; provided, however, that the Surviving Bank shall not, through the Bank Merger, acquire power to engage in any business or to exercise any right, privilege or franchise which is not conferred on the Surviving Bank by the Virginia Code or applicable regulations;

(ii)         All assets, interests, rights and appointments of EVB and Sonabank as they exist immediately prior to the Effective Time (as defined herein) shall pass to and vest in the Surviving Bank without any conveyance or other transfer; and

(iii)        The Surviving Bank shall be responsible for all the liabilities of every kind and description of EVB and Sonabank as they exist immediately prior to the Effective Time.

3.           Closing; Effective Time. The closing of the Bank Merger will take place immediately following the Parent Merger or at such other time and date as SONA may determine in its sole discretion, but in no case prior to the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Bank Merger Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof, at such place as is agreed by EVB and Sonabank. Subject to applicable law, the Bank Merger shall become effective (such date and time, the “Effective Time”) upon the issuance of a certificate of merger by the Virginia State Corporation Commission (the “SCC”).

4.           Articles of Incorporation; Bylaws. The articles of incorporation and bylaws of Sonabank in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Bank, in each case until altered, amended or repealed in accordance with their terms and applicable law, subject to Section 5 of this Bank Merger Agreement.

5.           Name; Offices. The name of the Surviving Bank shall be “Sonabank.” The business of the Surviving Bank shall be that of a Virginia chartered banking corporation. The headquarters and principal executive offices of the Surviving Bank shall be in Richmond, Virginia. The business of the Surviving Bank shall be conducted at such headquarters and principal executive offices, at all duly authorized and operating branches of Sonabank and EVB as of the Effective Time, together with the principal office of EVB, which shall be operated as a branch of the Surviving Bank, and at all other offices and facilities of Sonabank and EVB established as of the Effective Time.

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6.            Directors and Executive Officers. The officers and directors of the Surviving Bank shall be as set forth in the Parent Merger Agreement. All officers of the Surviving Bank shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined by the Board of Directors of the of the Surviving Bank or an appropriately authorized committee thereof. Each director of the Surviving Bank shall hold office until the next annual meeting of the shareholder of the Surviving Bank at which directors are elected, unless sooner removed, resigned, disqualified or deceased, and until his or her successor has been elected and qualified.

7.            Effect on Shares of Capital Stock. Each share of Sonabank common stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Bank Merger and shall remain issued and outstanding. At the Effective Time, by virtue of the Bank Merger and without any action on the part of any holder of any capital stock of EVB, each share of EVB capital stock issued and outstanding prior to the Bank Merger shall be automatically cancelled and no cash, new shares of capital stock, or other property shall be delivered in exchange therefor. At and after the Effective Time, certificates evidencing shares of EVB capital stock shall not evidence any interest in EVB or the Surviving Bank. The stock transfer book of EVB shall be closed as of the Effective Time and, thereafter, no transfer of any shares of EVB capital stock shall be recorded therein.

8.           Conditions Precedent. The Bank Merger and the obligations of the parties under this Bank Merger Agreement, including to consummate the Bank Merger, shall be subject to the fulfillment or written waiver of each of the following conditions prior to the Effective Time:

(i)          This Bank Merger Agreement has been approved by SONA as the sole shareholder of Sonabank and EVBS as the sole shareholder of EVB at meetings of shareholders duly called and held or by written consent or consents in lieu thereof;

(ii)         Approvals of the Bank Merger shall have been obtained from the SCC, including the Bureau of Financial Institutions, and the Board of Governors of the Federal Reserve System (including any Federal Reserve Bank acting pursuant to delegated authority), and shall be in full force and effect, and all related waiting periods shall have expired, and all material consents, approvals, permissions and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for consummation of the Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired;

(iii)        SONA and Sonabank have obtained any necessary regulatory approvals to operate the headquarters and principal executive offices of the Surviving Bank in Richmond, Virginia;

(iv)        The Parent Merger shall have been consummated in accordance with the terms of the Parent Merger Agreement at or before the Effective Time; and

(v)         No jurisdiction or governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Bank Merger.

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9.           Covenants. From the date of this Bank Merger Agreement to the Effective Time, Sonabank and EVB agree to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Bank Merger Agreement. Without limiting the generality of the foregoing, Sonabank and EVB shall proceed expeditiously and cooperate fully in the preparation and submission of such applications or other filings for the Bank Merger with the Board of Governors of the Federal Reserve System (including any Federal Reserve Bank acting pursuant to delegated authority) and the Virginia Bureau of Financial Institutions as may be required by applicable laws and regulations.

10.         Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall determine that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of EVB acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (b) otherwise carry out the purposes of this Bank Merger Agreement, EVB and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to (i) execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and (ii) otherwise to carry out the purposes of this Bank Merger Agreement. The proper officers and directors of the Surviving Bank are fully authorized in the name of EVB or otherwise to take any and all such action.

11.         Authorization; Binding Effect. Each of the parties hereto represents and warrants that this Bank Merger Agreement has been duly authorized, executed and delivered by such party and, assuming the due authorization, execution and delivery by all other parties to this Bank Merger Agreement, constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

12.         Amendment. Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of Sonabank and EVB at any time prior to the Effective Time.

13.         Waiver. Any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party

14.         Assignment. This Bank Merger Agreement may not be assigned by either Sonabank or EVB (whether by operation of law or otherwise) without the prior written consent of the other.

15.         Termination. This Bank Merger Agreement may be terminated by written agreement of Sonabank and EVB at any time prior to the Effective Time, and in any event shall terminate upon the termination of the Parent Merger Agreement in accordance with its terms.

16.         Governing Law. This Bank Merger Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia applicable to agreements made and to be performed wholly within such state, except to the extent federal law may be applicable.

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17.         Counterparts. This Bank Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

[Signature Page Follows.]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Plan of Merger to be executed on its behalf by their duly authorized officers, as of the day and year first above written.

SONABANK

By:
Name:
Title:

EVB

By:
Name:
Title:

[Signature Page to Bank Merger Agreement]

Schedules

Schedules are not filed herewith pursuant to Item 601(b)(2) of Regulation S-K. Eastern Virginia Bankshares, Inc. will furnish a copy of any omitted schedule or similar attachment to the United States Securities and Exchange Commission upon request.